Exhibit 10.32

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

MAGUIRE MACQUARIE OFFICE, LLC,

a Delaware limited liability company

by and among

MAGUIRE MO MANAGER, LLC,

a Delaware limited liability company

MACQUARIE OFFICE II LLC,

a Delaware limited liability company

MAGUIRE PROPERTIES, L.P.,

a Maryland limited partnership

and

MAGUIRE MACQUARIE MANAGEMENT, LLC,

a Delaware limited liability company, solely as Asset Manager

Dated as of November 30, 2007

Exhibit A	Maguire Agreements
Exhibit B	Maguire Contributed Projects
Exhibit C	MOF Projects
Exhibit D	Accountants/Counsel
Exhibit E	Maguire Outperformance Distribution

• Annex E-1
• Annex E-2

Exhibit F	Preformation Expenditure Reimbursements by Project
Exhibit G	Breakup Fee Table

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF MAGUIRE MACQUARIE OFFICE, LLC,

a Delaware limited liability company

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of November 30, 2007 (the “Agreement”), is entered into by and among MAGUIRE MO MANAGER, LLC, a Delaware limited liability company (the “Manager”), MAGUIRE MACQUARIE MANAGEMENT, LLC, a Delaware limited liability company (the “Asset Manager”), MACQUARIE OFFICE II LLC, a Delaware limited liability company (“MOF”), MAGUIRE PROPERTIES, L.P., a Maryland limited partnership (“Maguire”), and such other Members as may be admitted from time to time in accordance with the terms of this Agreement.

WHEREAS, Maguire and MOF have previously entered into a Limited Liability Company Agreement, dated as of October 26, 2005 (the “Original Agreement”), relating to Maguire Macquarie Office, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, pursuant to the Original Agreement, Maguire contributed to the Company all of the membership interests in Maguire Properties – One Cal Plaza, LLC, and MOF contributed to the Company cash;

WHEREAS, Maguire, MOF and the Company have entered into a Contribution Agreement, dated as of October 26, 2005 (the “Maguire Contribution Agreement”), pursuant to which (i) Maguire will contribute to the Company all of the membership interests in Maguire Properties – Denver Center, LLC, Maguire Properties – San Diego Tech Center, LLC, and Maguire Properties – Irvine MV Campus, LLC, and may contribute cash, and (ii) MOF will contribute to the Company cash;

WHEREAS, MOF and the Company have entered into (i) a Contribution Agreement, dated as of October 26, 2005 (the “Cerritos Contribution Agreement”), pursuant to which MOF will contribute to the Company all of the membership interests in Maguire/Cerritos I, LLC, and (ii) a Contribution Agreement, dated as of October 26, 2005 (the “SG Contribution Agreement”), pursuant to which MOF will contribute to the Company all of the membership interests in Maguire Properties – Stadium Gateway, LLC; and

WHEREAS, the Original Agreement was previously amended and restated as of October 26, 2005.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 General Definitions. The following terms used in this Agreement, unless the context otherwise requires, shall have the meanings specified in this Section 1.1:

“AAA” has the meaning set forth in Section 6.3(a).

“Accountant” means PriceWaterhouseCoopers LLC, KPMG LLP or such other firm of independent certified public accountants identified on Exhibit D, upon which the Members mutually agree and subsequently select for the purpose of preparing the tax returns and financial reports for the Company.

“Act” means the Delaware Limited Liability Company Act, codified in Delaware Code Annotated, Title 6, Chapter 18, Sections 18-101, et seq., as the same may be amended from time to time.

“Additional Capital Contributions” means contributions to the capital of the Company that may be made from time to time by the Members in accordance with Section 3.2.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant Fiscal Year.

“Affiliate” means, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, provided that MOF (and its Affiliates) and Maguire (and its Affiliates) shall not be deemed Affiliates of the Company or of each other, the Manager (and its Affiliates) and the Asset Manager (and its Affiliates) shall not be deemed an Affiliate of the Company or MOF (and its Affiliates). For this purpose, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling”, “controlled by” and “under common control with” shall have correlative meanings.

“Affiliate Merger” has the meaning set forth in the definition of “Change of Control.”

“Agreed Membership Interest Price” has the meaning set forth in Section 9.2(a)(iv).

“Agreed Portfolio Price” has the meaning set forth in Section 9.2(a)(iv).

“Agreed Project Price” has the meaning set forth in Section 9.3(a).

“Agreement” means this Limited Liability Company Agreement, as amended in writing from time to time.

“Asset Manager” means Maguire Macquarie Management, LLC, a Delaware limited liability company. For the avoidance of doubt, the Asset Manager shall not be considered a “manager” of the Company, as such term is defined in Section 18-101 of the Act.

“Base Management Fee” means, with respect to each quarter, the sum of the Tier 1 Base Management Fee and the Tier 2 Base Management Fee.

“Budget” means a statement setting forth the estimated receipts and expenditures (capital, operating and other) of the Company and of each Project for the period covered by such statement, together with leasing and operating plans. The Budget shall be prepared individually for each Project and for the Company’s portfolio of Projects on a consolidated basis and shall consist of operating Budgets for each Project and a Company Budget (not broken down by Project) that includes capital expenditures, tenant improvements, leasing commissions, insurance (to the extent not attributable to a Project) and fees payable by the Company or one or more Project Level Entities to Maguire and its Affiliates (to the extent not budgeted by Project).

“Business Day” means any day other than Saturday, Sunday and any other day on which banks are allowed or required by law to close in Sydney, Australia or Los Angeles, California. See also Section 10.11 (last sentence).

“Business Plan” means a statement of the strategic objectives, goals and improvements for the Projects to be commenced or accomplished during the period covered by such plan. The Business Plan shall contain market analyses for each Project as well as the office property market in the appropriate geographic areas.

“Call” has the meaning set forth in Section 3.2(b).

“Capital Account” means, with respect to a Member, the account maintained for such Member pursuant to Section 3.3, increased or decreased as provided in Section 3.3(b).

“Capital Contributions” means, with respect to a Member, the total amount of money and the value agreed by the Members at the time of contribution of any property (other than money) contributed to the Company by such Member pursuant to the terms of this Agreement.

“Capital Expenditures” means costs incurred for or in connection with repairs, upgrades or improvements to a Project that are undertaken by the Company or in connection with acquisitions of Projects by the Company or any Project Level Entity and that should be capitalized under generally accepted accounting principles in the United States.

“Capital Events” means the Sale or Refinancing of all or a part of a Project or casualty damage to or condemnation of all or a part of a Project.

“Cash Flow from Operations” means, for any period, the excess of (a) cash receipts of every kind from the Projects, including, but not limited to, Net Proceeds from Capital Events (other than the Post-Closing Financings), receipts from rental of space of every kind; recoveries from tenants for common area maintenance, taxes and other expenses; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires), but excluding cash receipts under the Income Target Agreement; proceeds, if any, from business interruption or other loss of income insurance; and any reductions in Reserves agreed to by the Members; over (b) Operating Expenses, Capital Expenditures, Company Expenses and any additions to Reserves agreed to by the Members for the same period (in each case, without duplication). Cash Flow from Operations shall not be deemed to include (i) payments received as deposits until such funds are actually applied as part of the rentals, fees or charges due and (ii) Capital Contributions.

“Cerritos Contribution Agreement” means the Contribution Agreement, dated as of October 26, 2005, by and between MOF and the Company, relating to Maguire/Cerritos I, LLC.

“Certificate” means the Company’s Certificate of Formation filed in the Office of the Secretary of State of the State of Delaware pursuant to the Act.

“Change of Control” of a Member means:

(a) With respect to Maguire, (i) Maguire REIT or one of its subsidiaries ceases to be the general partner of Maguire, except as a result of, or in connection with, an Affiliate Merger described in paragraph (c) below, (ii) Maguire REIT ceases to own, directly or indirectly, a majority of the stock, limited liability company interests, partnership interests or other equity interests of Maguire or the Manager except as a result of, or in connection with, an Affiliate Merger described in paragraph (c) below, or (iii) a majority of the directors of Maguire Properties, Inc. consists of individuals who are not Continuing Directors;

(b) With respect to MOF, (i) Macquarie Office Trust ceases to own, directly or indirectly, a majority of the stock, limited liability company interests, partnership interests or other equity interests of MOF, except as a result of an Affiliate Merger described in paragraph (c) below, (ii) Macquarie Bank Limited ceases, directly or indirectly, to control the responsible entity of Macquarie Office Trust, except as a result of an Affiliate Merger described in paragraph (c) below, or (iii) a majority of the directors of Macquarie Office Management Limited consists of individuals who are not Continuing Directors; and

(c) Any merger, consolidation, share exchange or similar transaction in which Maguire REIT, in the case of Maguire, or Macquarie Office Trust, Macquarie Bank Limited or a wholly-owned subsidiary of either, in the case of MOF, is not the surviving entity unless the merger, consolidation, share exchange or similar transaction constitutes an “Affiliate Merger.” A merger, consolidation, share exchange or similar transaction shall constitute an “Affiliate Merger” if the holders of common equity of Maguire REIT, in the case of Maguire, or Macquarie Office Trust, Macquarie Bank Limited or a wholly-owned subsidiary of either, in the case of MOF, own directly or indirectly, in substantially the same proportions as their ownership of such common equity immediately prior to such merger, consolidation, share exchange or similar transaction, more than fifty percent (50%) of the combined voting power of the then-outstanding common equity entitled to vote generally in the election of directors or trustees, as the case may be, of the entity resulting from such merger, consolidation, share exchange or similar transaction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provision of any succeeding law).

“Company” means Maguire Macquarie Office, LLC, a Delaware limited liability company.

“Company Expenses” means costs and expenses paid or incurred by the Company in the conduct of the business of the Company and its subsidiaries that are not Operating Expenses and are not directly attributable to a particular Project or Projects, including without implied limitation, (a) expenses incidental to the transfer, servicing and accounting for the Company’s cash, including charges of depositories and custodians; (b) expenses incurred in connection with any tax audit, investigation or settlement of the Company; (c) expenses of liquidating the Company; (d) taxes, fees and other governmental charges payable by the Company; (e) administrative expenses of the Company; (f) the fee described in Section 6.5(b); (g) the cost of legal accounting and other professional expenses of the Company; and (h) insurance and the principal and interest under any debt of the Company to the extent such insurance, principal and interest do not constitute an Operating Expense. Expenses directly attributable to a specific Project or Project Level Entity shall be allocated to such Project as “Operating Expenses.”

“Company Minimum Gain” means the amount determined by computing with respect to each Nonrecourse Liability of the Company the amount of income or gain, if any, that would be realized by the Company if it disposed of the property securing such Nonrecourse Liability in full satisfaction thereof and by then aggregating the amount so computed, as provided in Treasury Regulations Section 1.704-2(d).

“Consent” means a prior written consent of a Person, which may be withheld for any reason in the sole discretion of such Person unless expressly provided to the contrary in this Agreement.

“Continuing Director” with respect to any Person, means an individual (i) who was a director or trustee of such Person on the date of this Agreement or (ii) who becomes a director or trustee of such Person subsequent to the date of this Agreement and whose election or nomination for election is approved by a vote of at least a majority of the directors or trustees then comprising the Continuing Directors of such Person, in which case such Person shall thereafter be deemed a “Continuing Director.”

“Contributing Member” has the meaning set forth in Section 3.2(c).

“Contribution Deficiency” has the meaning set forth in Section 3.2(c).

“Default Date” has the meaning set forth in Section 3.2(c).

“Defaulting Portfolio Buyer” has the meaning set forth in Section 9.2(b).

“Defaulting Project Buyer” has the meaning set forth in Section 9.3(b).

“Defaulting Member” has the meaning set forth in Section 7.2(a).

“Depreciation” means for each Fiscal Year or other period, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by all the Members.

“Determination” means the final determination of the arbitrator (or panel of arbitrators) under the dispute resolution process set forth in Section 12.13 of the Property Management Agreement (provided that for disputes relating to any agreement other than the Property Management Agreement, such arbitration shall be non-binding). The parties agree that they shall use their good faith efforts to complete such dispute resolution process within six months from the beginning of the dispute resolution process.

“Dispute” has the meaning set forth in Section 6.3(c).

“Emergency Expenditures” has the meaning set forth in Section 6.1(c).

“Fair Market Value” means, as to any asset, the most probable price which such asset should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Unless the Members otherwise agree, or this Agreement provides otherwise, the determination of the Fair Market Value of a Project shall be conclusively established by reference to the most recent independent appraisal for such Project obtained pursuant to Section 6.10.

“Final Portfolio Non-Purchasing Member” has the meaning set forth in Section 9.2(b).

“Final Portfolio Purchasing Member” has the meaning set forth in Section 9.2(a)(iv).

“Financing” means (a) any secured or unsecured debt financing or borrowing or assumption of debt, including any refinancing of existing debt, by the Company or any Project Level Entity and (b) any sale and leaseback transaction by the Company or any Project Level Entity.

“Financing Guidelines” means the financing guidelines for the Company established from time to time pursuant to Section 6.2.

“First Portfolio Election Period” has the meaning set forth in Section 9.2(a)(ii).

“First Project Election Period” has the meaning set forth in Section 9.3(a).

“Fiscal Quarter” means each of the calendar quarters comprising the Company’s Fiscal Year.

“Fiscal Year” means the fiscal year of the Company commencing January 1 and ending on December 31 of each calendar year; provided, that the first (1st) Fiscal Year of the Company shall commence on the date of this Agreement.

“Five-Year Measurement Interval” has the meaning set forth in Exhibit E.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the agreed value of such asset, as determined by all the Members, unless required to be determined in some other manner in this Agreement;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective Fair Market Values (exclusive of liabilities), as of the following times: (i) the acquisition of an additional limited liability company interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for the redemption of a limited liability company interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704- 1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if all the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the Fair Market Value (exclusive of liabilities) of such asset on the date of distribution as determined by the Members; and

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent all the Members determine that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (b), or (d) above, such Gross Asset Value shall thereafter be adjusted by subtracting the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses after the effective date of such determination or adjustment.

“Highest Portfolio Bid” has the meaning set forth in Section 9.2(a)(iii)(A).

“Highest Portfolio Bidder(s)” has the meaning set forth in Section 9.2(a)(iii)(A).

“Highest Project Bid” has the meaning set forth in Section 9.3(a).

“Highest Project Bidder” has the meaning set forth in Section 9.3(a)(ii).

“Income Target Agreement” means the Income Target Agreement, dated as of the date hereof, by and among MOF, Maguire and the Company.

“Initial Capital Contributions” means the MOF Initial Capital Contributions and the Maguire’s Initial Capital Contributions.

“Initiating Member” has the meaning set forth in Section 9.1(b).

“Investment Criteria” means the criteria for the Company to make investments in properties established from time to time pursuant to Section 6.2.

“Insurance Guidelines” means the guidelines and criteria for insurance coverage for the Company and its operations, established from time to time pursuant to Section 6.2.

“IRR” means the internal rate of return calculated by applying the following Excel formula to Capital Contributions and distributions, where Capital Contributions are a negative number and distributions are a positive number, and the formula is adjusted for the number of quarters in question, as follows (the following assumes that the calculation is being made after the 20th quarter of the term of the Company):

Time Period	Member Cash Flow
Quarter 1	CF1
Quarter 2	CF2
Quarter 3	CF3
Quarter 4	CF4
Quarter 5	CF5
Quarter 6	CF6
—	—
—	—
—	—
—	—

Time Period	Member Cash Flow
Quarter 15	CF15
Quarter 16	CF16
Quarter 17	CF17
Quarter 18	CF18
Quarter 19	CF19
Quarter 20	CF20
=(1-1RR(CF1:CF20))[4]-1

Alternatively, if Excel is unavailable, the following equivalent formula will be used:

IRR = (1+r)4 – 1 where r is a number such that:

CF = quarterly cash flow

T = number of quarters

“IRS” has the meaning set forth in Section 4.8(b).

“Liquidator” has the meaning set forth in Section 7.4(a).

“Macquarie Office Trust” means Macquarie Office Trust, which is managed by Macquarie Office Management Limited, as responsible entity for Macquarie Office Trust.

“Maguire” means Maguire Properties, L.P., a Maryland limited partnership.

“Maguire Agreements” means the agreements set forth on Exhibit A and any other agreement that may be entered into after the date of this Agreement between (a) the Company or any Project Level Entity, on the one hand, and (b) Maguire or any Affiliate of Maguire, on the other hand.

“Maguire Contributed Protects” means those Projects listed on Exhibit B that Maguire has agreed to contribute (or cause to be contributed) to the Company, through a contribution of 100% of the membership interests in each Project Level Entity that owns each Project, as a portion of Maguire’s Initial Capital Contributions under Section 3.1(b).

“Maguire Contribution Agreement” means the Contribution and Investment Agreement, dated as of October 26, 2005, by and among Maguire, MOF and the Company.

“Maguire Initial Capital Contributions” shall have the meaning set forth in Section 3.1(b).

“Maguire Outperformance Distribution” has the meaning set forth in Exhibit E.

“Maguire REM” means Maguire Properties, Inc., a Maryland corporation.

“Major Decisions” has the meaning set forth in Section 6.2.

“Major Lease” means a lease (a) for one full floor or more; (b) for 35,000 square feet or more of rental area at any Project; (c) with an initial term of greater than ten years; or (d) for 20,000 square feet or more of rental area at any Project that is outside of parameters detailed in the then current Budget.

“Management Committee” has the meaning set forth in Section 6.4.

“Manager” means the person designated under this Agreement to act as manager of the Company. The initial Manager shall be Maguire MO Manager, LLC, a Delaware limited liability company. The Manager need not be a Member.

“Material Adverse Effect” means a material adverse effect on the business, properties or assets of the Company and its subsidiaries, taken as a whole.

“Material Breach” shall be deemed to have occurred upon a Determination that an act by Maguire has resulted in a breach of a material term or provision of this Agreement or the Property Management Agreement that has had, or is reasonably anticipated to have, a Material Adverse Effect on the Company.

“Matured Event of Default” has the meaning set forth in Section 7.2(a).

“Member Nonrecourse Debt” means any Nonrecourse Liability for which a Member or a related Person bears the economic risk of loss within the meaning of Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(i)(2), are attributable to a Member Nonrecourse Debt.

“Members” means, collectively, Maguire and MOF and such other Members as may be admitted from time to time in accordance with Section 6.2(k). Reference to a “Member” shall be to one of the Members. For the avoidance of doubt, the Manager and the Asset Manager shall not be deemed Members solely as a result of their position as manager or asset manager of the Company.

“Membership Interest” means the entire limited liability company interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement (without giving effect to such Member’s rights under any documents which are incorporated by reference into this Agreement), together with the obligations of such Member to comply with all the terms and provisions of this

Agreement (without giving effect to such Member’s rights under any documents which are incorporated by reference into this Agreement).

“Minimum Gain Attributable to Member Nonrecourse Debt” means that amount determined in accordance with the principles of Treasury Regulations Section 1.704-2(i)(3), (4) and (5).

“MOF” means Macquarie Office II LLC, a Delaware limited liability company.

“MOF Base Fee” means the base fee, expressed as a percentage, payable by Macquarie Office Trust to Macquarie Office Management Limited, as responsible entity for Macquarie Office Trust, less the amount of any asset management fee payable by MOF or its Affiliates with respect to any Project that is subject to an arrangement or agreement in accordance with Section 6.5(b)(ii).

“MOF Contribution Agreements” means the Cerritos Contribution Agreement and the SG Contribution Agreement.

“MQF Initial Capital Contributions” shall have the meaning set forth in Section 3.1(a).

“MOF LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of MOF, dated as of November 30, 2007, among Macquarie Office (US) Corporation, a Maryland corporation, Macquarie Office (US) No 2 Corporation, a Minnesota corporation, and the Asset Manager.

“MOF Projects” means those Projects listed on Exhibit C that MOF has agreed to contribute (or cause to be contributed) to the Company, through a contribution of 100% of the membership interests in each Project Level Entity that owns each Project, as a portion of MOF’s Initial Capital Contributions under Section 3.1(a).

“MREI” means Macquarie Real Estate Inc, a Delaware corporation.

“Net Proceeds from Capital Events” means all cash receipts received by the Company or a Project Level Entity arising from Capital Events less (a) the normal and reasonable costs and expenses paid or to be paid by the Company in connection with such Capital Events, including, without limitation, all commitment fees, hedging costs, appraisal fees, title insurance premiums, survey costs, escrow fees, transfer taxes, broker’s commissions and attorney’s and other professional fees; (b) the amount of cash required by any lender or other creditor to be applied to the payment of debts and obligations of the Company or a Project Level Entity in or as a result of such Capital Events; and (c) all amounts paid to improve a Project or for any other purpose to satisfy conditions to or established in connection with such Capital Event or by the applicable purchaser of the Project or provider of Refinancing.

“New Project” means a Project that is not owned by the Company as of the relevant time. A “New Project” shall be considered a “Project” after its acquisition by the Company.

“Non-Contributing Member” has the meaning set forth in Section 3.2(c).

“Non-Initiating Member” has the meaning set forth in Section 9.1(b).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

“Nonrecourse Liability” means any liability of the Company treated as a nonrecourse liability under Treasury Regulations Section 1 .704-2(b)(3).

“Notification” means a written notice or any other written communication, containing the information required or permitted by this Agreement to be communicated to a Member or to the Manager or Asset Manager, sent to the addresses set forth in Section 10.14 by a reputable international courier, e-mail (if receipt is confirmed), telecopy (if receipt is confirmed) or by hand delivery and shall be deemed given when received if it is sent by courier and concurrently upon sending an e-mail or telecopy transmission if sent before or during business hours of the recipient and if not so sent, on the following Business Day so long as the confirmation specified above is timely received.

“Operating Expenses” means, for any period, the sum of the following cash expenditures of the Company or a Project Level Entity relating to the operation of the Projects for such period, provided that such items would not be covered by the term “Capital Expenditures”: (a) all costs incurred in the ownership, maintenance, repair, leasing, management and operation of the Projects, including but not limited to the fees described in Section 6.5(a) and (b); (b) all other expenses related to the operation of the Projects permitted under this Agreement; and (c) payments of interest and/or principal under any debt of a Project Level Entity or secured by a Project (in each case, without duplication).

“Percentage Interest” means each Member’s percentage interest in the Company which shall be 20% for Maguire and 80% for MOF.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, trust, estate, government (or any branch or agency thereof) or other entity.

“PNPM Notice” has the meaning set forth in Section 9.2(a)(iii)(B)(I).

“Portfolio Bid Notice” has the meaning set forth in Section 9.2(a)(iii).

“Portfolio Earnest Money” has the meaning set forth in Section 9.2(b).

“Portfolio Initiating Member” has the meaning set forth in Section 9.2(a)(i).

“Portfolio Marketing Notice” has the meaning set forth in Section 9.2(a)(i).

“Portfolio Marketing Price” has the meaning set forth in Section 9.2(a)(i).

“Portfolio Non-Initiating Member” has the meaning set forth in Section 9.2(a)(i).

“Portfolio Non-Purchasing Member” has the meaning set forth in Section 9.2(a)(i).

“Portfolio Non-Purchasing Member’s Project Bid” has the meaning set forth in Section 9.2(a)(iii)(B)(I).

“Portfolio Purchasing Member” has the meaning set forth in Section 9.2(a)(i).

“Profit” or “Loss” means for any taxable period, an amount equal to the Company’s taxable income or loss for such taxable period determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) Except as otherwise provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company; provided, that the amounts of any adjustments to the adjusted bases of the assets of the Company made pursuant to Section 734 of the Code as a result of the distribution of property by the Company to a Member (to the extent that such adjustments have not previously been reflected in the Members’ Capital Accounts) shall be reflected in the Capital Accounts of the Members in the manner and subject to the limitations prescribed in Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(b) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this definition shall be added to such Profit or Loss.

(c) The computation of all items of income, gain, loss and deduction shall be made without regard to the fact that items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(d) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Gross Asset Value with respect to such property as of such date.

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such period.

(f) In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c); of the definition of such term, the amount of any such adjustment shall be taken into account as gain or loss from the Sale of such asset for purposes of computing Profit and Loss.

(g) Any items specially allocated under Section 4.2 and Section 4.3 shall not be taken into account.

“Project” means the Company’s direct or indirect leasehold or fee ownership interest in an office building, including real property, together with all improvements thereon and all real and personal property rights associated therewith (including service agreements and other contract rights), either owned by the Company or a Project Level Entity, or proposed to be owned by the Company or a Project Level Entity. The term “Project” does not include any publicly traded debt or equity securities, such as a share in a real estate investment trust.

“Project Bid Notice” has the meaning set forth in Section 9.3(a).

“Project Dispute” has the meaning set forth in Section 6.3(c).

“Project Earnest Money,” has the meaning set forth in Section 9.3(b).

“Project Initiating Member” has the meaning set forth in Section 9.3(a).

“Project Level Entity” means a direct or indirect wholly owned subsidiary of the Company that owns one or more Projects.

“Project Marketing Notice” has the meaning set forth in Section 9.3(a).

“Project Marketing Price” has the meaning set forth in Section 9.3(a).

“Property Management Agreement” means the Property Management Agreement entered into by and among the Company, the Property Manager and each Project Level Entity.

“Property Manager” means the Person designated by the Company to manage the Projects. The initial Property Manager shall be Maguire Properties, LP., a Maryland limited partnership.

“Project Non-Initiating Member” has the meaning set forth in Section 9.3(a).

“Qualified Appraiser” means an MAI appraiser (a) experienced in appraising Projects in the metropolitan area of the type and value assigned to it and (b) acceptable to both Members.

“Qualifying Parcel Acquiror” has the meaning set forth in Section 6.18.

“Qualifying Parcel” means a parcel of real property, comprising a portion of the real property located at the Project known as San Diego Tech Center, located in San Diego County, California, and owned by Maguire Properties – San Diego Tech Center, LLC.

“Qualifying Parcel Release” means a transfer of the Qualifying Parcel in accordance with Section 6.18 hereof.

“Refinancing” means a refinancing of Company or Project Level Entity indebtedness.

“Regulatory Allocations” has the meaning set forth in Section 4.3.

“Remaining Parcel” means those certain parcels of real property comprising all of the real property located at the Project commonly known as San Diego Tech Center, located in San

Diego, California, and owned by Maguire Properties – San Diego Tech Center, LLC, less and except the Qualifying Parcel.

“Reserves” means the amount of funds set aside for, or allocated during any period to, reserves for anticipated Company Expenses, Capital Expenditures, Operating Expenses, contingent liabilities and working capital determined by all the Members, acting reasonably.

“ROFO Agreement” means that certain Right of First Opportunity Agreement dated as of the date hereof, by and among Macquarie Office Trust and Maguire.

“Sale” means any sale, conveyance, exchange, or other transfer or alienation of all or a portion of a Project.

“Second Portfolio Election Period” has the meaning set forth in Section 9.2(a)(iii)(B)(II).

“Second Project Election Period” has the meaning set forth in Section 9.3(a)(iii).

“SG Contribution Agreement” means the Contribution Agreement, dated as of October 26, 2005, by and among Maguire, MOF and the Company, relating to Maguire Properties - Stadium Gateway, LLC.

“SG Project” means the Project owned by Maguire Properties - Stadium Gateway, LLC.

“Special Allocations” has the meaning set forth in Section 4.2.

“Specified Protects” means the Maguire Contributed Projects and the MOF Projects other than the SG Project.

“Tax Matters Member” has the meaning set forth in Section 4.8(a).

“Tier 1 Base Management Fee” shall be a quarterly fee (payable in arrears on the first day of each calendar quarter) calculated as follows: (i) for periods prior to December 1, 2007, a quarterly fee equal to the product of (a) the quotient of (x) the product of 0.0015, multiplied by the Fair Market Value of the Projects (as determined by the most recent appraisal in accordance with Section 6.10), excluding the SG Project, divided by (y) 4; multiplied by (b) MOF’s Percentage Interest and (ii) for periods on and after December 1, 2007, a quarterly fee equal to the product of (a) the quotient of (x) the product of one half of the MOF Base Fee, multiplied by the Fair Market Value of the Projects (as determined by the most recent appraisal in accordance with Section 6.10), excluding the SG Project to the extent that it is subject to an arrangement or agreement in accordance with Section 6.5(b)(ii), divided by (y) 4; multiplied by (b) MOF’s Percentage Interest; provided, however, in no event shall the Tier 1 Base Management Fee for any period be less than the product of (a) the quotient of (x) the product of 0,0015, multiplied by the Fair Market Value of the Projects (as determined by the most recent appraisal in accordance with Section 6.10), excluding the SG Project to the extent that it is subject to an arrangement or agreement in accordance with Section 6.5(b)(ii), divided by (y) 4; multiplied by (b) MOF’s Percentage Interest. The Fair Market Value of such Projects shall be determined as of June 30 of each year for asset management fees paid with respect to the quarters ending June 30 and

September 30 of such year, and as of December 31 of each year for asset management fees paid with respect to the quarters ending December 31 of such year and March 31 of the following year. For purposes of this Agreement, the Tier 1 Base Management Fee for any Project held for a period of time less than the entire applicable quarter for which the Tier I Base Management Fee is being calculated shall be calculated pro rata for the portion of the quarter such Project was held.

“Tier 2 Base Management Fee” shall be a quarterly fee (payable in arrears on the first day of each calendar quarter) calculated as follows: (i) for periods prior to December 1, 2007, a quarterly fee equal to the product of (a) the quotient of (x) the product of 0.0025, multiplied by the Fair Market Value of the Projects (as determined by the most recent appraisal in accordance with Section 6.10), excluding the SG Project, divided by (y) 4; multiplied by (b) MOF’s Percentage Interest and (ii) for periods on and after December 1, 2007, a quarterly fee equal to the difference of (A) the product of (a) the quotient of (x) the product of the MOF Base Fee, multiplied by the Fair Market Value of the Projects (as determined by the most recent appraisal in accordance with Section 6.10), excluding the SG Project to the extent that it is subject to an arrangement or agreement in accordance with Section 6.5(b)(ii), divided by (y) 4; multiplied by (b) MOF’s Percentage Interest and (B) the Tier I Base Management Fee. The Fair Market Value of such Projects shall be determined as of June 30 of each year for asset management fees paid with respect to the quarters ending June 30 and September 30 of such year, and as of December 31 of each year for asset management fees paid with respect to the quarters ending December 31 of such year and March 31 of the following year. For purposes of this Agreement, the Tier 1 Base Management Fee for any Project held for a period of time less than the entire applicable quarter for which the Tier 1 Base Management Fee is being calculated shall be calculated pro rata for the portion of the quarter such Project was held.

“Transfer” has the meaning set forth in Section 9.1(a).

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended and restated from time to time.

“United States” means the United States of America.

“Unmatured Event of Default” has the meaning set forth in Section 7.2(a).

Section 1.2 Other Definitions. Capitalized terms not otherwise defined in Section 1.1 shall have the meanings assigned to them in this Agreement.

ARTICLE II

FORMATION, NAME, PLACE OF BUSINESS,

PURPOSE, AND TERM

Section 2.1 Formation. The Company has been formed pursuant to the Act as a limited liability company. The Company shall be governed by and operated in accordance with this Agreement and the rights, duties and liabilities of the Members shall be as provided for in the Act if not otherwise expressly provided for in this Agreement.

Section 2.2 Name and Offices. The name of the Company shall be Maguire Macquarie Office LLC and the business of the Company shall be conducted solely under such name. The business address of the Company shall be 333 South Grand Avenue, Suite 400, Los Angeles, California, 90071, or at such other place or places as the Manager may from time to time designate. The address of the registered office of the Company in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 and the registered agent in charge thereof shall be The Corporation Trust Company, each of which may be changed by agreement of all the Members.

Section 2.3 Other Acts/Filings. The Members shall from time to time execute or cause to be executed all such certificates and other documents, and do or cause to be done all such filings, recordings, publishing and other acts, as are necessary to comply with the requirements of law for the formation of the Company and the operation of the Company in any jurisdiction in which the Company does business.

Section 2.4 Purpose and Scope. The business and purposes of the Company are, in whole or in part, solely (a) to own (directly or indirectly), manage, improve, renovate, lease to tenants and finance the Projects until ultimate disposition, and (b) upon and subject to the agreement of all the Members, to acquire, own, manage, improve, renovate, lease to tenants and finance New Projects in the United States until ultimate disposition, each in accordance with this Agreements. The Company may do any and all lawful things necessary or incidental to any of the foregoing to carry out and further the business of the Company as contemplated by this Agreement. The Company shall not engage in any business or activity that is expressly prohibited by this Agreement. Without limiting the generality of the foregoing, the Members do not intend, and this Agreement shall not be deemed, to create any joint venture, partnership or other arrangement by and among the Members with respect to any business or activity of a Member other than the business and activities specifically set forth in this Agreement. See also Section 6.11.

Section 2.5 Term. The term of the Company commenced on the date of filing of the Certificate with the Secretary of State of the State of Delaware pursuant to the Act and shall continue perpetually unless dissolved pursuant to the provisions of Article VII.

Section 2.6 Representations and Warranties of the Members, the Manager and the Asset Manager.

(a) MOF hereby represents and warrants to Maguire, the Manager and the Asset Manager that the following are true and correct as of the date of this Agreement:

(i) MOF is a duly formed and validly existing limited liability company under the laws of the State of Delaware with full limited liability company power and authority to enter into and perform its obligations under this Agreement and is duly qualified and in good standing to transact business in any jurisdiction required in order to carry out its duties under this Agreement;

(ii) This Agreement (A) has been duly authorized, executed and delivered by MOF, (B) assuming due authorization, execution and delivery by Maguire the Manager and the Asset Manager, shall be the legal, valid and binding obligation of MOF, and (C) does not violate or conflict with any provisions of MOF’s organizational documents or any document or agreement to which MOF or Macquarie Office Trust is a party or by which it is bound; and

(iii) MOF has the power and authority to perform the obligations to be performed by it hereunder and no consents, authorizations or approvals are required for the performance of the obligations to be performed by MOF under this Agreement, except those as have been obtained.

(b) Maguire and the Manager hereby represent and warrant to MOF and the Asset Manager that the following are true and correct as of the date of this Agreement:

(i) Maguire is a duly formed and validly existing limited partnership under the laws of the State of Maryland with full limited partnership power and authority to enter into and perform its obligations under this Agreement; and is duly qualified and in good standing to transact business in any jurisdiction required in order to carry out its duties under this Agreement and the Property Management Agreements;

(ii) Manager is a duly formed and validly existing limited liability company under the laws of the State of Delaware with full limited liability company power and authority to enter into and perform its obligations under this Agreement;

(iii) This Agreement (A) has been duly authorized, executed and delivered by Maguire and the Asset Manager, (B) assuming due authorization, execution and delivery by MOF and the Asset Manager, shall be the legal, valid and binding obligation of Maguire and the Manager, and (C) does not violate, or conflict with, any provisions of Maguire’s or the Manager’s organizational documents or any document or agreement to which Maguire or the Manager is a party or by which it is bound;

(iv) The Property Management Agreement (A) has been duly authorized, executed and delivered by the Property Manager, (B) upon execution by the Company and each Project Level Entity, shall be the legal, valid and binding obligation of the Property Manager, and (C) does not violate, or conflict with, any provisions of the Property Manager’s organizational documents or any document or agreement to which the Property Manager is a party or by which it is bound;

(v) Maguire has the power and authority to perform the obligations to be performed by it hereunder and no consents, authorizations or approvals are required for the performance of the obligations to be performed by Maguire under this Agreement, except those as have been obtained; and

(vi) The Property Manager has the power and authority to perform the obligations to be performed by it under the Property Management Agreement and no consents, authorizations or approvals are required for the performance of the obligations to be performed by the Property Manager under the Property Management Agreement except those as have been obtained.

(c) The Asset Manager hereby represents and warrants to MOF, Manager and Maguire that the following are true and correct as of the date of this Agreement:

(i) The Asset Manager is a duly formed and validly existing limited liability company under the laws of the State of Delaware with full limited liability company power and authority to enter into and perform its obligations under this Agreement;

(ii) This Agreement (A) has been duly authorized, executed and delivered by the Asset Manager, (B) assuming due authorization, execution and delivery by MOF, Manager and Maguire, shall be the legal, valid and binding obligation of the Asset Manager, and (C) does not violate, or conflict with, any provisions of the Asset Manager’s organizational documents or any document or agreement to which the Asset Manager is a party or by which it is bound; and

(iii) The Asset Manager has the power and authority to perform the obligations to be performed by it hereunder and no consents, authorizations or approvals are required for the performance of the obligations to be performed by the Asset Manager under this Agreement, except those as have been obtained.

ARTICLE III

PERCENTAGE INTERESTS AND CAPITAL

Section 3.1 Initial Capital Contributions; Disproportionate Distributions; Cash Distributions; Treatment of Certain Contributions.

(a) MOF’s Initial Capital Contributions. MOF has previously contributed $5,986,842 in cash to the Company. Pursuant to the MOF Contribution Agreements, and the Maguire Contribution Agreement, MOF has contributed to the Company, as additional Capital Contributions, the MOF Projects (by contribution of all of the interests in the related Project Level Entities, as set forth on Exhibit C) and cash (collectively with the cash previously contributed, the “MOF Initial Capital Contributions”). The value which has been allocated to the MOF Initial Capital Contributions is the sum of the amount of cash contributed and the gross value of such Projects, as set forth on Exhibit C, less mortgage debt secured by such Projects.

(b) Maguire’s Initial Capital Contributions. Maguire has previously contributed to the Company 100% of the membership interests in Maguire Properties - One Cal Plaza, LLC, a Delaware limited liability company (the “OCP Project Level Entity”). Pursuant to the Maguire Contribution Agreement, Maguire has contributed to the Company, as additional Capital Contributions, the Maguire Contributed Projects (by contribution of all of the interests in the related Project Level Entities, as set forth on Exhibit B) and cash (collectively with the OCP Project Level Entity, the “Maguire Initial Capital Contributions”). The value which has been allocated to the Maguire Initial Capital Contributions is the sum of the amount of cash contributed and the gross value of such Projects, as set forth on Exhibit B. less mortgage debt secured by such Projects.

(c) Cash Distributions. Promptly after the Company received all of the Initial Capital Contributions, the Company made a special distribution to Maguire of cash in the amount of $210,400,000, which was treated as follows: $115,400,000, was distributed to reimburse Maguire for preformation capital expenditures under Treasury Regulation Section 1.707-4(d) (as allocated among the Maguire Contributed Properties as set forth in Exhibit F) and $95,000,000 from the financing of Cerritos Corporate Center I & II was treated as a debt-financed distribution to Maguire under Treasury Regulation Section 1.707-5(b). Pursuant to the Income Target Agreement, $7,500,000 of the special distribution made to Maguire was deposited in escrow.

(d) Treatment of Certain Cash Payments. Anything in this Agreement to the contrary notwithstanding,

(i) if, subsequent to the contribution of the Maguire Projects, Maguire makes an additional cash payment to the Company pursuant to the Maguire Contribution Agreements, the amount so paid by Maguire shall not be deemed an additional Capital Contribution by Maguire but rather shall be deemed to have been a part of the initial agreed value of the Maguire Projects,

(ii) if, subsequent to the contribution of the MOF Projects, MOF makes an additional cash payment to the Company pursuant to the MOF Contribution Agreements, the amount so paid by MOF shall not be deemed an additional Capital Contribution by MOF but rather shall be deemed to have been a part of the initial agreed value of the MOF Projects, and

(iii) except for those costs incurred by the Members relating to the formation of the Company that are agreed to by the Members, no fees, costs or expenses of the Members shall be deemed Capital Contributions.

Section 3.2 Additional Capital Contributions.

(a) Mandatory and Voluntary Additional Capital Contribution. Additional Capital Contributions shall be made (i) by Maguire pursuant to the Income Target Agreement, (ii) by the Members in accordance with the Additional Capital Contribution requirements set forth in Section 2 of Exhibit E attached hereto relating to the Maguire Outperformance Distribution, and (iii) by the Members, in proportion to their Percentage Interests, if at any time all Members agree that funds are needed for any purpose.

(b) Capital Calls. If at any time Additional Capital Contributions are required pursuant to Section 3.2(a), then the Manager shall make a written call on the Members to make Additional Capital Contributions (a “Call”). Each Call shall specify:

(i) the aggregate amount of Additional Capital Contributions requested to be made by each Member;

(ii) a general description of the intended application of the Additional Capital Contributions being called; and

(iii) the date on which Additional Capital Contributions are due (which date shall be not less than ten (10) Business Days after a Member’s receipt of the Call from the Manager).

Each Additional Capital Contribution shall be paid to the Company on or before the due date in immediately available funds wired to an account of the Company at a financial institution selected by the Manager.

(c) Default by a Member. In the event any Member defaults in making its portion of any Additional Capital Contribution by the last day specified in the Call (the “Default Date”), the unpaid amount being herein called the “Contribution Deficiency,” then such Member shall be deemed a “Non-Contributing Member.” The Manager (or, if Maguire is the Non- Contributing Member, MOF) shall notify the non-defaulting Member (if any) within five (5) days after the Default Date and such Member, if any (the “Contributing Member”) shall have the right, but not the obligation, to make a loan to the Non-Contributing Member up to the amount of the Contribution Deficiency bearing interest from the date of the loan at a rate equal to the lesser of (i) the greater of (A) the “prime” or “base” rate of interest of commercial lending announced from time to time by Bank of America, plus eight percent (8%) per annum and (B) twelve percent (12%) per annum and (ii) the maximum rate pernlitted by applicable law. The Contributing Member may pay the amount of such loan directly to the Company, and from and after the date of such loan all distributions by the Company to the Non-Contributing Member shall be paid by the Company to the Contributing Member and applied first to accrued but unpaid interest and then to principal on such loan until such loan has been paid in full. The loan (together with reasonable attorney’s fees and expenses incurred by the Contributing Member in enforcing the loan) shall be secured by the entire Membership Interest of the Non-Contributing Member under the Uniform Commercial Code of the State of Delaware, and the Contributing Member shall have all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Delaware. The Non-Contributing Member (x) hereby appoints the Contributing Member as its attorney-in-fact for the purpose of signing and filing any financing statements to perfect the Contributing Member’s security interest and (y) agrees to take such other actions as may reasonably be required to perfect or enforce such security interest.

Section 3.3 Capital of the Company; Capital Accounts.

(a) Capital Account. Each Member shall have a Capital Account. Each Member’s Capita] Account shall initially be equal to the amount of its Initial Capital Contribution less any amounts distributed to such Member pursuant to Section 3.1(c) in connection with such Initial Capital Contribution.

(b) Adjustments to Capital Account. The Capital Account of each Member shall be increased hereafter by (i) the amount of any Additional Capital Contributions by the Member to the Company, and (ii) allocations to the Member of Profit (or items thereof pursuant to Article IV), including all items of Company income and gain (including income and gain exempt from tax) specially allocated to the Member pursuant to Section 4.2 and Section 4.3, and (iii) the amount of any Company indebtedness assumed by such Member or which are secured by liens on any property distributed to such Member, and the Capital Account of each Member shall be reduced by (x) the Gross Asset Value of all property and the amount of all cash distributed to such Member pursuant to this Agreement, (y) allocations to the Members of Loss (or items thereof pursuant to Article IV), including all items of Company deduction and loss specially allocated to such Member pursuant to Section 4.2 and Section 4 3, and (z) the amount of any indebtedness of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c) Compliance With Treasury Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by liens on contributed or distributed property or that are assumed by the Company or a Member), are computed in order to comply with such Treasury Regulations, the Manager, with consent of the Members (which shall not be unreasonably withheld or delayed), may make such modification, provided that it is not likely to have an adverse effect on the amounts distributed to any Member pursuant to Article VII upon the dissolution of the Company. The Manager, with consent of the Members (which shall not be unreasonably withheld or delayed), also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b). The Manager shall give prompt notice to the Members of any such modification or adjustments to this Section 3.3(c).

(d) Members’ Rights and Obligations Regarding Capital Contributions. No interest shall be paid by the Company on any Capital Contribution except as specifically provided in this Agreement. A Member shall not be entitled to demand the return of, or to withdraw, any part of its Capital Contributions or its Capital Account, or to receive any distribution, except as provided in this Agreement. No Member shall be liable for the return of the Capital Contributions of any other Member or the payment of interest thereon. No Member shall be obligated or permitted to make any contributions to the capital of the Company other than the Capital Contributions provided for in this Article III.

Section 3.4 Maguire Guarantees. Maguire or any of its Affiliates shall have the right (but not the obligation) to guarantee any indebtedness secured by Cerritos Corporate Center I & II. Maguire and/or any Affiliate that has guaranteed such indebtedness may terminate any such guarantee, at its election, at any time without approval or consent of the Company or MOF as long as such termination does not cause such indebtedness to be in default.

ARTICLE IV

TAX ALLOCATIONS

Section 4.1 Allocation of Profit and Loss.

(a) Profit. After giving effect to the Special Allocations set forth in Section 4.2, and except as provided in Section 4.3, Profits of the Company for any period shall be allocated among the Members as follows:

(i) First, one hundred percent (100%) to Maguire until the cumulative Profits allocated to Maguire pursuant to Section 4.1(a)(v)(A) and this Section 4.1(a)(i) for the current and all prior Fiscal Years is equal to the sum of (A) the aggregate amount of Maguire Outperformance Distributions distributed to Maguire pursuant to Section 5.1(c) for the current and all prior Fiscal Years plus (B) the cumulative Losses allocated to Maguire pursuant to Section 4.1(b)(i)(A);

(ii) Second, one hundred percent (100%) to the Members in an amount equal to the excess, if any, of (A) the cumulative Losses allocated pursuant to Section 4.1(b)(iii) for the current and all prior Fiscal Years, over (B) the cumulative Profits allocated pursuant to this Section 4.1(a)(ii) for the current and all prior Fiscal Years, which amount shall be allocated among the Members in the same proportions and in the reverse order as the Losses were allocated pursuant to Section 4.1(b)(iii);

(iii) Third, one hundred percent (100%) to the Members in an amount equal to the excess, if any, of (A) the cumulative Losses allocated pursuant to Section 4.1(b)(ii) for the current and all prior Fiscal Years, over (B) the cumulative Profits allocated pursuant to this Section 4.1(a)(iii) for the current and all prior Fiscal Years, which amount shall be allocated among the Members in the same proportions and in the reverse order as the Losses were allocated pursuant to Section 4.1(b)(ii);

(iv) Fourth, one hundred percent (100%) to the Members in accordance with their respective Percentage Interests until the balance of MOF’s Adjusted Capital Account (after reducing such balance by the aggregate amount of Capital Contributions made by MOF to fund Maguire Outperformance Distributions) equals the amount which, if distributed on the last day of such Fiscal Year, would provide MOF with a twelve percent (12%) /RR on its Capital Contributions (other than Capital Contributions made by MOF to fund Maguire Outperformance Distributions) (taking into account all amounts distributed to MOF in such Fiscal Year and all prior Fiscal Years and treating for this purpose all Tier 2 Base Management Fees paid to the Asset Manager as amounts distributed to MOF); and

(v) Thereafter, (A) twenty-five percent (25%) to Maguire and (B) seventy-five percent (75%) to the Members in accordance with their respective Percentage Interests.

(b) Loss. After giving effect to the Special Allocations set forth in Section 4.2, and except as provided in Section 4.3, Losses of the Company for any period shall be allocated among the Members as follows:

(i) First, (A) twenty-five percent (25%) to Maguire and (B) seventy- five percent (75%) to the Members in accordance with their Percentage Interests until the cumulative Losses allocated to Maguire pursuant to clause (A) of this Section 4,1(b)(i) is equal to the excess, if any, of (x) the cumulative Profits allocated to Maguire pursuant to Section 4.1(a)(i) and Section 4.1(a)(v)(A) over (y) the aggregate amount of Maguire Outperformance Distributions distributed to Maguire pursuant to Section 5.1(c) for the current and all prior Fiscal Years; and

(ii) Thereafter, to the Members in proportion to their respective Percentage Interests.

(iii) The Losses allocated pursuant to Section 4.1(b)(i) or (ii) shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 4.1(b)(i) or (ii), this limitation shall be applied on a Member-by-Member basis and Losses not allocable to a Member as a result of this limitation shall be allocated to the other Members so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

(c) Tax Credits. Except to the extent otherwise provided in Treasury Regulations Section 1.704-1(b)(4)(ii), any tax credits or tax credit recapture for any Fiscal Year shall be allocated among the Members in accordance with each Member’s respective Percentage Interests as of the time such tax credit was claimed.

Section 4.2 Special Allocations. Notwithstanding any provision of Section 4.1, the following special allocations (the “Special Allocations”) shall be made for each Fiscal Year in the following order of descending priority;

(a) Company Minimum Gain. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall he specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in proportion to and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). This Section 4.2(a) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704(f) and shall be interpreted consistently therewith.

(b) Minimum Gain Attributable to Member Nonrecourse Debt. Except as otherwise provided in Treasury. Regulations Section 1.704-2(i)(4), if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Fiscal Year, each Member with a share of Minimum Gain Attributable to Member Nonrecourse Debt shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in the Minimum Gain Attributable to Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 4.2(b) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit (determined after the adjustments set forth in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and after adjusting such Member’s Capital Account upward for any obligation to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) or 1.704-2(i)(5)) after all other allocations provided for in this Section 4.2 have been tentatively made as if this Section 4.2(c) were not in this Agreement.

(d) Gross Income Allocation. In the event a Member has an Adjusted Capital Account Deficit at the end of any Company Fiscal Year, such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.2(d) shall be made only if and to the extent that Company would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4.2 have been made as if Section 4.2(c) and this Section 4.2(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated among the Members in proportion to the Percentage Interests held by them during such Fiscal Year in accordance with Treasury Regulations Section 1.704-2(b)(1). If the Manager determines in its good faith discretion that the Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Manager is authorized, with the Consent of MOF, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(f) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated one hundred percent (100%) to the Member that bears the economic risk of loss (as defined in Treasury Regulations Section 1.704-2(b) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)). If more than one Member bears the economic risk of loss with respect to a Member Nonrecoune Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such economic risk of loss.

(g) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(in)(4), to be taken into account in determining. Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their respective Percentage Interests in the Company in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h) Income Support Payments. Items of deductions shall be specially allocated to Maguire as provided in Section 2.5 of the Income Target Agreement.

(i) Special Targeted Allocations. For any Fiscal Year in which (i) the Company or a Member’s interest in the Company is liquidated, or (ii) Maguire makes a contribution to the Company as required pursuant to Section 4(b)(ii), or Section 5(a) of Exhibit E and the Members unanimously agree that a special allocation pursuant to this Section 4.2(i) is necessary to reflect the Members’ economic interests in the Company, items of income, gain, loss and deduction will be allocated among the Members for such Fiscal Year (and, with the unanimous consent of the Members, prior Fiscal Years, if necessary) so as to cause each Member’s Adjusted Capital Account balance as of the end of such Fiscal Year to be equal to the net amount, positive or negative, which would be distributed to such Member or for which such Member would be liable to the Company under this Agreement (including Exhibit E), determined as if the Company were to liquidate the proceeds in liquidation after the payment of all liabilities in accordance with Section 7.4(c).

(j) Certain Projects. Notwithstanding anything herein to the contrary, all items of income, gain, deduction, and loss with respect to the SG Project and any other Project acquired after the date of this Agreement will be allocated to the Members in accordance with their respective Percentage Interests.

(k) Base Management Fee. Notwithstanding anything herein to the contrary, the deductions associated with the payment of the Tier 1 Base Management Fee and the Tier 2 Base Management Fee shall be specifically allocated to MOF.

Section 4.3 Curative Allocations. The allocations set forth in Section 4.2(a) through (g) above (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2(b). Notwithstanding any other provisions of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred. In determining the allocations under this Section 4.3, consideration shall be given to future allocations under Section 4.2(a) and Section 4.2(b) that, although not yet made or required, are likely to offset allocations under Section 4.2(e) and Section 4.2(f).

Section 4.4 Other Allocation Rules.

(a) Allocations, Profits, Losses and other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Article IV as of the last day of each Fiscal Year; provided that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of any Company assets are adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value.

(b) For purposes of determining Profits. Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Manager, with the Consent of the Members, using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

Section 4.5 Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Treasury Regulations thereunder and Treasury Regulations Section 1.704- 1(b)(4)(i), income, gain, loss and deduction (as computed for tax, purposes) with respect to any property contributed to the capital of the Company or otherwise revalued on the books of the Company shall, solely for tax purposes, be allocated among the Members to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Market Value at the time of the contribution or revaluation. In addition, if any gain (as computed for tax purposes) on the sale or other disposition of Company property shall constitute recapture of depreciation under Sections 291, 1245 or 1250 of the Code or any similar provision, such gain shall (to the extent possible) be divided among the Members in proportion to the depreciation deductions previously claimed by them (or their predecessor in interest) giving use to such recapture.

Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement, provided that the Company shall elect to use the “remedial method” as described in Treasury Regulation Section 1.704-3(d) with respect to the Specified Projects (for this purpose, the term Specified Projects shall include SG Project).

Except as otherwise provided in this Agreement, for federal income tax purposes, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same manner as its correlative item of “book” income, gain, loss, deduction or other item was allocated pursuant to Section 4.1 and Section 4.2 of this Agreement.

Section 4.6 Allocations to Transferred Membership interests. In the event of a transfer of any Membership Interest, regardless of whether the transferee becomes a Member, all items of income, gain, loss, deduction and credit for the Fiscal Year in which the transfer occurs shall be allocated for federal income tax purposes between the transferor and the transferee on the basis of the ownership of the Membership Interest at the time the particular item is taken into account by the Company for federal income tax purposes, except to the extent otherwise required by Section 706(d) of the Code. Distributions made on or after the effective date of transfer shall be made to the transferee, regardless of when such distributions accrued on the books of the

Company. The effective date of the transfer shall be (a) in the case of a voluntary transfer, the date of the transfer, or (b) in the case of an involuntary transfer, the date of the operative event.

Section 4.7 Tax Elections. The Tax Matters Member may, with the Consent of all the Members, make any tax elections in any Fiscal Year, including any election under Section 754 of the Code or an election out of installment sale treatment under Section 453 of the Code; provided, however, that the Consent of a Member shall not be required with respect to any tax election as to which the Member, after consultation with the Tax Matters Member, cannot demonstrate that such election may reasonably be expected to have a material adverse impact on such Member. Notwithstanding the foregoing, (a) if either Member requests that the Tax Matters Member make an election under Section 754 of the Code, the Tax Matters Member shall make this election promptly after receiving notice of the request from the Member and (b) if either Member requests that the Tax Matters Member make any other election under the Code, the Tax Matters Member, with the Consent of all the Members, shall make such election.

Section 4.8 Designation of Tax Matters Member.

(a) The Manager shall act as the tax matters partner (the “Tax Matters Member”) of the Company, as provided in regulations pursuant to Section 6231 of the Code and is authorized to qualify as such. All Members hereby Consent to such designation and agree to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such Consent.

(b) To the extent and in the manner provided by applicable Code sections and regulations thereunder, the Tax Matters Member shall furnish the name, address, profits, interest and taxpayer identification number of the Members to the Internal Revenue Service (“IRS”).

(c) To the extent and in the manner provided by applicable Code sections and regulations thereunder, the Tax Matters Member shall inform each Member of administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”).

(d) The Tax Matters Member is authorized, but not required:

(i) to enter into any settlement with the IRS with respect to any tax audit or judicial review, and in the settlement agreement the Tax Matters Member may expressly state that such agreement shall bind all Members, except that such settlement agreement shall not bind any Member (A) who (within the time prescribed pursuant to the Code and Treasury Regulations) files a statement with the IRS providing that the Tax Matters Member shall not have the authority to enter into a settlement agreement on behalf of such Member or (13) who is a “notice partner” (as defined in Section 6231 of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code), and, to the extent provided by law, the Tax Matters Member shall cause each Member to he designated a notice partner;

(ii) in the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “final adjustment”) is mailed or otherwise given to the Tax Matters Member, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Company’s principal place of business is located;

(iii) to intervene in any action brought by any other Member for judicial review of a final adjustment;

(iv) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition, complaint or other document) for judicial review with respect to such request;

(v) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and

(vi) to take any other action on behalf of the Members of the Company in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

Subject to the following sentence, the taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent required by law, is a matter to be determined by the Tax Matters Member without the Consent of the Members. The Tax Matters Member shall provide the Members the opportunity to review, comment and consent (which shall not be unreasonably withheld or delayed) on the taking of any action and the incurring of any material expense in connection with any such proceeding.

(e) Reimbursement. The Tax Matters Member shall receive no compensation for its services as such. All third-party costs and expenses incurred by the Tax Matters Member in performing its duties as such (including legal and accounting fees) shall be borne by the Company. Nothing in this Agreement shall be construed to restrict the Tax Matters Member from engaging an accounting firm and a law firm to assist the Tax Matters Member in discharging its duties hereunder, so long as the compensation paid by the Company for such services is reasonable.

ARTICLE V

DISTRIBUTIONS

Section 5.1 Distributions.

(a) Cash Flow from Operations. The Company shall make distributions of Cash Flow from Operations to the Members for each month (using commercially reasonable efforts to make such distributions by no later than the fifth (5th ) day of the next month) as follows:

(i) First, to Maguire, an amount equal to (A) the sum of (1) Cash Flow from Operations for such month, plus (II) with respect to any month in which a Tier 1 Base Management Fee is paid in accordance with Section 6.5(b), the Tier 1 Base Management Fee paid in such month, plus (III) with respect to any month in which a Tier 2 Base Management Fee is paid in accordance with Section 6.5(b), the Tier 2 Base Management Fee paid in such month multiplied by (B) Maguire’s Percentage Interest as of the end of the month for which the distributions are being made;

(ii) Second, to MOF, the amount of Cash Flow from Operations remaining after the distributions provided in Section 5.1(a)(i). Solely for illustrative purposes, the sum of (x) the distributions paid to MOF pursuant to this Section 5.1(a)(ii) for any month plus (y) with respect to any month in which a Tier 1 Base Management Fee is paid in accordance with Section 6.5(b), the Tier I Base Management Fee paid in such month, plus (z) with respect to any month in which a Tier 2 Base Management Fee is paid in accordance with Section 6.5(b), the Tier 2 Base Management Fee paid in such month shall be equal to (A) the sum of (I) Cash Flow from Operations for such month, plus (II) with respect to any month in which a Tier I Base Management Fee is paid in accordance with Section 6.5(b), the Tier 1 Base Management Fee paid in such month, plus (III) with respect to any month in which a Tier 2 Base Management Fee is paid in accordance with Section 6.5(b), the Tier 2 Base Management Fee paid in such month multiplied by (B) MOF’s Percentage Interest as of the end of the month for which the distributions are being made.

The parties agree that for purposes of calculating the Maguire Outperformance Distribution, the payment to the Asset Manager of the Tier 2 Base Management Fee shall be considered a distribution to MOF.

(b) Special Distribution. The Company shall make special distributions pursuant to Section3.1(c).

(c) Maguire Outperformance Distribution. When required in accordance with Exhibit E, the Company shall make distributions to Maguire in an amount equal to the Maguire Outperformance Distribution with respect to the relevant Five-Year Measurement Interval (or shorter period as provided therein).

(d) Income Target Agreement. Payments to MOF in accordance with the Income Target Agreement shall be deemed distributions by the Company to MOF.

Section 5.2 Limitations on Distributions. The Company shall make no distributions to the Members except (i) as provided in this Article V, Article VII, and Article IX or (ii) as agreed to by all of the Members. The Company shall not make any distribution to a Member to the extent that such distribution would be prohibited by Section 18-607 of the Act. The Members do not intend to extend the statute of limitations set forth in Section 18-607(c) of the Act.

ARTICLE VI

MANAGEMENT AND OPERATIONS OF THE COMPANY

Section 6.1 Management Generally.

(a) Authority of the Manager With Respect to Daily Operations. Subject to this Agreement, including but not limited to Section 6.2, the overall management and control of the business and affairs of the Company shall be vested in the Manager. The Manager will reasonably consult with the Members with respect to operational issues and decisions. Except for those matters expressly required under this Agreement to be approved by MOF or the Members or the Management Committee, (i) the Manager shall be the sole decision-maker on all matters affecting the business and affairs of the Company, and (ii) all decisions with respect to the business and affairs of the Company made by the Manager shall be binding on the Company and each of the Members, including those with respect to the following:

(i) taking all such actions as are necessary or desirable to cause the Company to acquire, hold, manage and sell Projects in accordance with this Agreement, including, without limitation, executing any deed, lease, easement, mortgage, deed of trust, mortgage note, promissory note, bill of sale, service or other contract, certificate or other instrument in connection with the acquisition, holding, financing, management, maintenance, operation, leasing, mortgaging or other disposition of a Project, and any Person dealing with the Company shall be entitled to rely on such execution, without any further investigation, as the authority of the Manager to execute any such document on behalf of the Company;

(ii) protecting and preserving the interests of the Company with respect to each Project and other assets owned by the Company and complying with all applicable laws and regulations and all agreements of the Company;

(iii) keeping all books of account and other records of the Company and each Project;

(iv) coordinating the services of all property managers, engineers, accountants and other persons necessary or appropriate to carry out the business of the Company;

(v) maintaining all funds of the Company in one or more Company accounts in a bank or banks and making payments for Company Expenses out of such account, provided that such accounts shall be solely for the Company and shall not be commingled with the funds of either Member, the Manager or any other Person;

(vi) making distributions periodically to the Members in accordance with the provisions of this Agreement;

(vii) obtaining and complying with all policies of insurance in place with respect to the Company and the Projects;

(viii) instituting, defending, prosecuting, settling or otherwise taking any action on behalf of the Company with respect to any lawsuit or other legal action;

(ix) preparing and filing all necessary returns, reports and statements and paying all taxes, assessments and other impositions relating to Projects or operations of the Company;

(x) performing other normal business functions and otherwise operating and managing the business and affairs of the Company in accordance with this Agreement, with any applicable law and regulations, and with all agreements of the Company; and

(xi) incurring costs and expenditures on behalf of the Company, a Project Level Entity or any other subsidiary of the Company.

(b) Business Plans and Budgets.

(i) At least ninety (90) days prior to each December 31 during the term of this Agreement, the Manager shall prepare and submit a new annual Budget to all the Members for Consent. The Manager will prepare and submit to all the Members for Consent, on or prior to November 10 of each calendar year, a Business Plan for the next calendar , year. The Business Plan shall include but not he limited to (A) recommendations with respect to the acquisition, management, leasing, operation, financing, refinancing and/or disposition of the Projects, (B) portfolio analysis (i.e., an aggregate summary of net rents, tenant improvements, average lease terms, capital expenditures, etc.), (C) a hold/sell analysis for each Project and (D) such additional information as reasonably requested by each of the Members. The Manager shall use commercially reasonable efforts to implement the Business Plan If MOF and Maguire fail to agree on a Budget for any year, the Budget in effect for the preceding period shall continue in effect for such subsequent year; provided that invoices for taxes, insurance, utilities, snow removal and other similar expenses necessary to operate the Projects shall be paid. The immediately preceding sentence will apply only until MOF and Maguire have agreed on a new Budget.

(ii) The Manager shall use commercially reasonable efforts to implement the Business Plan and Budget and shall be authorized, without the need for further approval by the Members, to make the expenditures and incur the obligations provided for in the Budget; provided, however, that any single expenditure in excess of $500,000 shall be a Major Decision.

(c) Emergency Repairs. The Manager may make expenditures on behalf of the Company, or enter into contracts whose costs are not included in the Budget, for repairs to any Project which, in the Manager’s opinion, using reasonable business judgment, are immediately required to be made for the preservation or safety of the Project, to avoid the suspension of any essential service to or for the Project, to avoid danger to life or property at the Project, or to comply with law if the non-compliance therewith could subject the Manager or any employees of the Manager or any of its Affiliates to criminal or civil liability (“Emergency

Expenditures”). The Manager shall promptly, but no later than the next Business Day after the Manager learns of such emergency, notify MOF by telephone of any such emergency. Immediately thereafter, the Manager shall send MOF a written notice setting forth the nature of the emergency and any action taken in connection therewith.

(d) Investment Criteria and Insurance Guidelines. At least annually, the Members shall review the Investment Criteria and Insurance Guidelines and consider appropriate adjustments for submission to the Management Committee pursuant to Section 6.2.

Section 6.2 Major Decisions. Except as provided in Section 6.1(c) no act shall be taken or sum expended or obligation incurred by the Manager, on behalf of the Company or any Project Level Entity with respect to any of the following matters, unless such matter has received the approval of the Management Committee (each, a “Major Decision”):

(a) approving any Budget or Business Plan or any modification or amendment to any Budget or Business Plan;

(b) any Capital Expenditure not included in the then current Budget in excess of $100,000, any single Capital Expenditure included in the Budget that exceeds $500,000, or any Operating Expense not included in the then current Budget in excess of the greater of $30,000 or 5% of any line item in the Budget;

(c) adopting, modifying or amending the Investment Criteria;

(d) except as provided for in the Budget, the acquisition of any New Project or any other real property or any personal property (in each case, directly or indirectly, through acquisition of a Project Level Entity) with a cost in excess of $10,000;

(e) except in accordance with Article VII or Article IX, the Sale of all or any part of a Project or Project Level Entity or any other real property or any material personal property other than a Qualifying Parcel Release;

(f) except as provided for in the Budget, entering into or, thereafter, modifying or amending, contracts reasonably anticipated to obligate the Company to expend greater than $50,000 per Project per annum for routine and non-routine services to be rendered to the Company (including, without limitation, legal, accounting and consulting services or maintenance or other services);

(g) except as otherwise provided or required by Section 3.2, any Additional Capital Contribution by a Member;

(h) adopting, modifying or amending the Financing Guidelines;

(i) except as provided in the Financing Guidelines, and except for the Financings of the MOF Projects completed within three days after the First Amended and Restated Agreement was entered into (the “Post-Closing Financings”): (i) any Financing (including any adjustments to Exhibit E that are necessary as a result of an increase in leverage); (ii) the granting of any lien, security interest, pledge, mortgage, deed of trust or other encumbrance on any asset of the Company; (iii) increasing, or extending the maturity date of, any Financing; or (iv) otherwise modifying or amending any Financing;

(j) the sale of any additional equity in the Company or any public offering of securities by the Company;

(k) the admission of a new Member to the Company or any Project Level Entity;

(l) subject to Section 6.14, the appointment of a new property manager, an asset manager or a manager (as such term is defined in Section 18-101 of the Act), a successor to any of the foregoing or an additional property manager, asset manager or manager (as such term is defined in Section 18-101 of the Act), or the modification or amendment to the Property Management Agreement if, after consultation with MOF, such modification or amendment may reasonably be expected to have an adverse impact on the Company;

(m) the formation or acquisition of a Project Level Entity or any other subsidiary, or the entrance by the Company or a Project Level Entity into a joint venture or other co-ownership relationship with respect to the ownership of a Project;

(n) the termination, dissolution, merger, consolidation or conversion of the Company, a Project Level Entity or other subsidiary except in accordance with Article VII;

(o) any material tax election proposed to be made on behalf of the Company or a Project Level Entity or changes to tax classifications of the Company or any subsidiaries, or to any tax allocation methodology (other than elections as to which neither Member can demonstrate, after consultation with the Manager, that such election may reasonably be expected to have a material adverse impact on such Member);

(p) any election pursuant to Treasury Regulation Section 301.7701-3 to classify the Company for federal income tax purposes as anything other than a partnership or to classify a Project Level Entity for federal income tax purposes as anything other than a disregarded entity;

(q) any Major Lease, any material amendment or any extension of a Major Lease;

(r) adopting, modifying or amending the Insurance Guidelines, or obtaining insurance with respect to the Company or any Project outside the scope of the Insurance Guidelines;

(s) except as contemplated by this Agreement, the execution of any contract (or any amendment or waiver thereof) with a Member or an Affiliate of a Member or the consummation of any transaction with a Member or an Affiliate of a Member that could reasonably be expected to obligate the Company to spend more than $100,000 per Project per year;

(t) adjusting the Gross Asset Value of Company assets pursuant to clauses (b)(i) and (b)(ii) of the definition of Gross Asset Value (in determining whether such adjustment should be made, the Members shall take into consideration whether such adjustments are reasonably necessary or appropriate to reflect the relative economic interest of the Members in the Company);

(u) approving or paying any leasing commission that requires the approval of the Company pursuant to the terms of the Property Management Agreement;

(v) appointing a Qualified Appraiser in accordance with Section 6.10;

(w) any voluntary zoning change or any subdivision of any Project, other than in order to effectuate the Qualifying Parcel Release;

(x) the institution, prosecution, settlement, the confession of a judgment against the Company or other action on behalf of the Company with respect to any lawsuit or other legal action, including, but not limited to, any tax controversies, where the amount involved exceeds $150,000;

(y) any modification or amendment to this Agreement or any other organizational document of the Company; and

(z) in the event that the Management Provisions are terminated pursuant to Section 6.5(h), the selection and retention of any Replacement Asset Manager and the fees and other terms related thereto; provided that the representatives of Maguire on the Management Committee shall not unreasonably withhold their Consent to any Replacement Asset Manager (or the fees and other terms related thereto) proposed by MOF so long as such Replacement Asset Manager is experienced in providing comparable services in connection with Class A office buildings or Persons owning Class A office buildings and the fees and other terms related thereto are within a reasonable market range for the services to be provided.

Section 6.3 Dispute Resolution.

(a) Major Decisions other than those Entailing Transactions or Business Strategies. If the individuals on the Management Committee are unable to agree within fifteen (15) Business Days on any Major Decision that does not entail an impasse over a transaction or business strategy requiring approval under Section 6.2(c), (d), (e), (g), (h), (1), (j), (k), (i) (m), (n) or (z), the Management Committee shall send Notification of the disagreement to Simon Jones (or his successor) at MOF and Robert F. Maguire III (or his successor) at Maguire; provided that MOF and Maguire may designate other members of senior management to attempt to settle the disagreement; so long as, such designees shall not include any individual(s) previously involved in the dispute resolution process related to the disagreement that is subject to the Notification. The members of senior management of MOF and Maguire shall attempt in good faith to settle such disagreement. If MOF and Maguire are unable to agree within an additional fifteen (15) Business Days after receiving Notification of the disagreement, the Members shall promptly select a mutually acceptable unrelated and independent individual who shall, after good faith discussions with the Members with the objective of arriving at a consensus on the issue in question that is acceptable, arbitrate and resolve the deadlocked matter. This independent individual shall have the authority to make a final decision as to a Major Decision which shall be conclusive and binding on the Members. In the event that the Members can not agree on the selection of such individual, either Member shall be entitled to request that an official of the Chicago, Illinois office of the American Arbitration Association (“AAA”) appoint such individual, and such Member shall promptly give written notice to the other Member that such request has been made (whereupon such other Member shall be entitled to make a duplicative request to the AAA). In such event, the official of the AAA shall be instructed to appoint an individual who (i) is a real estate professional (or otherwise appropriately qualified professional experienced with matters relevant to the disputed issue), experienced with the management, leasing and operation of Class A high rise Office buildings and (ii) has no prior relationship or cenflict with a Member or the Company. The Members shall bear the costs of the arbitration equally, other than the costs of their own experts, evidence and legal counsel, which each Member shall bear separately.

(b) Major Decisions Entailing Transactions or Business Strategies. If the individuals on the Management Committee are unable to agree within fifteen (15) Business Days on any Major Decision that does entail an impasse over a transaction or business strategy requiring approval under Section 6.2(c). (d), (e). (g), (11), (i), (j), (k), (1), (m), (n) or (z), the Management Committee shall send Notification of the disagreement to Simon Jones (or his successor) at MOF and Robert F. Maguire III (or his successor) at Maguire; provided that MOF and Maguire may designate other members of senior management to attempt to settle the disagreement; so long as, such designees shall not include any individual(s) previously involved in the dispute resolution process related to the disagreement that is subject to the Notification. The members of senior management of MOF and Maguire shall attempt in good faith to settle such disagreement. If MOF and Maguire are unable to agree within an additional fifteen (15) Business Days after receiving Notification of the disagreement, the disagreement shall be submitted to non-binding mediation conducted in Chicago, Illinois pursuant to the Commercial Mediation Rules of the American Arbitration Association and the Members agree to try in good faith to settle such disagreement. Mediation shall be initiated by one Member providing Notification of mediation to the other. Maguire and MOF shall select a mutually acceptable mediator within ten (10) Business Days after the date of such Notification. If the Members fail to agree on a mediator within such ten (10) Business Day period, then the mediation shall be administered by a mediator selected by the American Arbitration Association. Whether selected by the Members or the American Arbitration Association, such mediator shall be a real estate professional (or otherwise appropriately qualified professional experienced with matters relevant to the disputed issue), experienced with the management, leasing and operation of Class A high rise office buildings. The mediation proceedings shall be completed within fifteen (15) days after the selection of the mediator. The Members shall bear the costs of the mediation equally, other than the costs of their own experts, evidence and legal counsel, which each Member shall bear separately. If, after mediation, the disagreement has not been resolved, the Major Decision subject to the disagreement shall not be taken and shall not, without the Consent of the other Member, be submitted for Consent again during the twelve (12) months following the expiration of the mediation proceedings.

(c) Marketing Right. If, at any time after the second (2nd) anniversary of this Agreement, the Members disagree on a transaction or business strategy requiring approval under Section 6.2(c), (d), (e), (g), (h), (i), (j). (k), (1), (m), (n) or (z), and the disagreement is not resolved after following the procedures set forth in Section 6.3(b) (a “Dispute”), (i) if the Dispute relates to one or more Projects (a “Project Dispute”) and the Dispute remains unresolved three (3) months following the date of completion of the mediation proceedings described in Section 6.3(b) or remains unresolved for a shorter time period if the Company or a Member would reasonably be likely to be in material default under contractual arrangements to which it is a party prior to the date that is three (3) months following the date of completion of the mediation proceedings, then a Member may send a Project Marketing Notice as provided in Section 9.3 and (ii) if the Dispute does not relate to a Project, and the Dispute remains unresolved twelve (12) months following the date of completion of the mediation proceedings described in Section 6.3(b), or remains unresolved for a shorter time period if the Company or a Member would reasonably be likely to be in material default under contractual arrangements to which it is a party prior to the date that is twelve (12) months following the date of completion of the mediation proceedings, a Member may elect to dissolve the Company and send a Portfolio Marketing Notice as provided in Section 9.2. In either case, the sending Member must have attempted in good faith to resolve the Dispute pursuant to Section 6.3(b).

Section 6.4 Management Committee.

(a) Member Representatives. The Company shall have a management committee consisting of three representatives of each Member of the Company (the “Management Committee”). Robert F. Maguire, III, Dallas Lucas and Javier Bitar shall serve as Maguire’s initial Member representatives on the Management Committee and Simon Jones, Adrian Taylor and Jill Rikard-Bell shall serve as MOF’s initial Member representatives on the Management Committee. Each Member representative shall coordinate Member communications with respect to the Company’s affairs. Each Member may designate a replacement Member representative on the Management Committee upon Notification to the other Member. The Management Committee shall use reasonable efforts to meet once every Fiscal Quarter (either in person or by telephone) to review the Company’s operations, and more frequently as needed to address matters on an interim basis. Management Committee meetings may be called by any Member representative with at least three (3) Business Days’ prior Notification. Any Member representative may appoint another individual to act for such representative at any Management Committee meeting by a proxy executed in writing and presented to the other Member representatives at or before such meeting. Member representatives shall not be managers of the Company under the Act. The presence of at least one representative of each Member shall be required for every Management Committee meeting. Any matter submitted for the approval of the Management Committee shall be deemed approved if at least one representative of each Member approves or consents in writing to the matter.

(b) Actions Binding on Members. Any written approval signed on behalf of MOF by its Member representatives on the Management Committee shall be binding on MOF and any written approval signed on behalf of Maguire by its Member representatives on the Management Committee shall be binding on Maguire.

Section 6.5 Fees to the Manager or its Affiliates. From time to time, the Manager or one of its Affiliates may perform certain property management, asset management, acquisition, disposition, financing or development management services for the Company, as described herein. Each of the following fees shall be payable by the Company for such services at the times noted below, subject to the Company’s receipt of proper invoices for each such fee, cost or expense:

(a) Property Management Fees. The Company shall pay to the Property Manager the fees set forth in the Property Management Agreement in accordance with the terms and subject to the conditions set forth in the Property Management Agreement.

(b) Base Management Fees.

(i) The Company shall pay to the Asset Manager (A) the Tier 1 Base Management Fee payable quarterly in arrears on the first day of each fiscal quarter for advisory and asset management services it provides to the Company pursuant to this Agreement, including monitoring market conditions, monitoring and arranging financing, managing the projects, creating annual budgets and business plans, developing capital expenditure plans, overseeing accounting and reporting at the Project, Project Level Entity and Company levels, and managing the Company’s treasury and tax matters, each as more fully described herein and, (B) until such time as the Asset Manager no longer is the manager of MOF in accordance with the MOF LLC Agreement, the Tier 2 Base Management Fee payable quarterly in arrears on the first day of each fiscal quarter for advisory and asset management services it provides to MOF pursuant to the MOF LLC Agreement, including monitoring market conditions and overseeing accounting and reporting for MOF, each as more fully described in the MOF LLC Agreement. Upon the termination of the Asset Manager as the manager of MOF in accordance with the MOF LLC Agreement, the Company shall pay the Asset Manager an amount equal to all accrued and unpaid Tier 2 Base Management Fees.

(ii) MOF agrees that it will not, and will cause its Affiliates not to, enter into any arrangement or asset management agreement providing for asset management services with respect to any Project providing for the payment or sharing of an asset management fee that does not expire on or prior to December 1, 2007; provided, however, that MOF or its Affiliate may enter into an extension of any such agreement or arrangement currently in existence.

(iii) In the event that the Company does not have sufficient cash funds available to pay the Asset Manager the Base Management Fee in full on the first day of any such fiscal quarter (after paying any distribution to be made to Maguire in accordance with Section 5.1(a)(i), with respect to the last month of the immediately preceding fiscal quarter) in accordance with Section 6.5(b)(i), MOF shall repay to the Company an amount equal to any such shortfall in cash funds available to pay the Base Management Fee; provided, that the amount of any such repayment shall not exceed the cash distributions received by MOF in accordance with Section 5.1(a)(ii) with respect to the first two months of the immediately preceding fiscal quarter.

(c) Acquisition Fee. The Company shall pay to the Manager an acquisition fee for arranging the purchase of any property by the Company from a third party that is not a Member or an Affiliate of a Member. The acquisition fee payable to the Manager pursuant to this Section 6.5(c) shall be equal to:

(i) Eighty-five (85) basis points of the gross purchase price paid by the Company for any property purchased by the Company that is sourced by the Manager or its Affiliates in an off-market basis where such opportunity has not been offered on the open market.

(ii) Fifteen (15) basis points of the gross purchase price paid by the Company for any property purchased by the Company that is sourced by MOF or its Affiliates.

(iii) Seventy-five (75) basis points of the gross purchase price paid by the Company for any property purchased by the Company that is not sourced in a manner described in either clause (i) or clause (ii) of this Section 6.5(c), including those purchase opportunities offered on the open market.

For purposes of determining the acquisition fee payable to the Manager pursuant to this Section 6.5(c), the purchase price paid by the Company for any property shall include the principal amount of debt assumed at the time of acquisition by the Company, but shall exclude customary transaction expenses of the Company in connection with completing such transaction and any capital expenditure adjustments included in the purchase and sale agreement for such property. Any acquisition fee payable under this Section 6.5(c) shall be paid by the Company to the Manager at the closing of the acquisition of the property to which such acquisition fee relates. The acquisition fee payable by the Company to the Manager hereunder for any corporate-level acquisition by the Company, shall be as mutually agreed upon by the Members, on a case-by-case basis. Notwithstanding the foregoing, the Manager shall not be entitled to receive an acquisition fee with respect to the acquisition by the Company of the MOF Projects or the Maguire Projects or any of the development opportunities that are the subject of Article III of the ROFO Agreement (to the extent acquired by the Company).

(d) Disposition Fee. The Manager shall be entitled to receive a disposition fee for arranging the Sale of any Project to a third party that is not a Member or an Affiliate of a Member. The disposition fee shall be equal to twenty-five (25) basis points of the gross sale price (including the principal amount of the debt assumed by the purchaser, but excluding any accrued interest on such assumed debt and any capital expenditure adjustments included in the purchase and sale agreement for such Project) of such Project, plus any out-of-pocket third-party costs and expenses incurred by the Manager on behalf of the Company in connection with such transaction; provided, however, that the aggregate amount of the disposition fee paid to the Manager and such third-party costs and expenses, including but not limited to broker fees, paid in accordance with this Section 6.5(d) shall not exceed seventy-five (75) basis points of the gross sale price of such Project. Such fee shall be payable by the Company to the Manager at the closing of such disposition transaction by the Company.

(e) Financing Fee. The Manager shall be entitled to receive a financing fee for arranging a Financing for the Company. The financing fee shall be equal to (i) for any Financing with a term of one year or less (a “Short-Term Financing”), fifteen (15) basis points of the total amount of the Financing, and (ii) for any Financing that is not a Short-Term Financing, fifty (50) basis points of the total amount of the Financing, in either case, less any out-of-pocket third-party debt placement fees (if any) incurred by the Company in connection with such financing transaction. If the Company completes a Financing that refinances a Short-Term Financing, the fee payable to the Manager for the new Financing shall be reduced by the fee previously paid with respect to the Short-Term Financing being refinanced. Such fee shall be payable by the Company to the Manager at the closing of such Financing transaction by the Company. Notwithstanding the foregoing, the Manager shall not be entitled to receive a financing fee with respect to (x) the Financing by the Company of the MOF Projects undertaken within 90 days after their contribution to the Company, or (y) any Financing that the Company assumes, or takes subject to, with respect to any New Project.

(f) Development Management Fee. With respect to a Project for which the Company is undertaking development activities previously approved by the Members or the Management Committee, the Manager shall be entitled to receive a development management fee equal to four percent (4.0%) of total development costs with respect to such Project; provided, however, that land costs, capitalized interest and financing costs related to development activities shall not be included in total development costs for purposes of calculating the development management fee. The development management fee shall be payable pro-ratably over the course of the development period, as development costs are funded.

(g) Delegation and Assignment by Manager. At its discretion, the Manager may delegate any of its responsibilities under this Section 6.5, and assign its rights to receive the related fees, to an Affiliate of the Manager without the consent or approval of any Member or the Management Committee, provided that the Manager shall continue to be responsible for the performance of all such responsibilities as if any such delegation or assignment of rights to receive fees, as the case may be, had not occurred.

(h) Any Member shalt be permitted to terminate the rights and obligations of the Company, the Manager and the Asset Manager, as set forth in Sections 6.5(b), (c), and (d) (the “Management Provisions”), as applicable, effective as of the date of the tenth anniversary of the date of the First Amended and Restated Agreement (the “Tenth Anniversary”) or, if the Management Provisions are not so terminated on the Tenth Anniversary, effective as of the end of any subsequent anniversary of the date of the First Amended and Restated Agreement, by giving written notice thereof to the other Members, the Manager or the Asset Manager, as applicable, no later than sixty days prior to the Tenth Anniversary or any subsequent anniversary of the date of the First Amended and Restated Agreement. In the event that a Member exercises its right to terminate the Management Provisions pursuant to the preceding sentence, then the selection and retention of the Person or Persons to perform the services contemplated within the Management Provisions (any such Person, a “Replacement Asset Manager”) and the fees and other terms related thereto shall be a Major Decision governed by Section 6.2 (z).

Section 6.6 Matters Relating to Maguire Agreements. MOF shall have authority to act on behalf of the Company to enforce any Maguire Agreement against Maguire or a Maguire Affiliate party thereto, and to make determinations on behalf of the Company with respect to such enforcement; provided that MOF and Maguire shall act reasonably with respect to enforcement of any Maguire Agreements.

Section 6.7. Costs. The Company shall reimburse the Manager or the Asset Manager, as applicable, for all reasonable out-of-pocket costs and expenses incurred by the Manager or the

Asset Manager, as applicable, on behalf of, or on account of, the Company in connection with the fulfillment by the Manager or the Asset Manager, as applicable, of its duties and obligations hereunder, including, without limitation, fees and expenses of any Accountant or counsel of the Company, provided that such fees and expenses are owed to the Accountant or counsel that is identified on Exhibit D, or otherwise approved by the Members.

Section 6.8 Compensation of Members and their Affiliates. Except as may be expressly provided in this Article VI or elsewhere in this Agreement or a Maguire Agreement, or as may be Consented to by the Members, no Member nor any of its Affiliates shall receive, or shall be entitled to receive, any compensation, salaries, commissions, fees, profits, reimbursements or distributions from the Company.

Section 6.9 Project Level Entity. If the Members determine that for legal, tax or regulatory reasons it is in the best interests of the Company that the Company hold a New Project through an alternative investment structure, the Company shall structure such acquisition through a Project Level Entity that is directly or indirectly owned one hundred percent (100%) by the Company and that will hold such Project in lieu of the Company. If the Company structures such ownership using a Project Level Entity, each Member shall make Capital Contributions directly to the Company which will in turn make Capital Contributions to the Project Level Entity to the same extent, for the same purposes and on the same terms and conditions as Members are required to make Capital Contributions to the Company. For purposes of this Agreement, the formation documents of each Project Level Entity and any agreements to which a Project Level Entity is a party, any Project and other assets owned by a Project Level Entity shall be deemed held by the Company, and any action with respect to the Project, including but not limited to a Major Decision, that would require the approval of any Member if the Project were owned directly by the Company shall require such approval even though such approval is not required by such formation documents or other agreements.

Section 6.10 Project Appraisals.

(a) Periodic Appraisals. The Manager shall cause all of the Projects to be appraised by a Qualified Appraiser at least once every twenty-four (24) to thirty-six (36) months (each, a “Mandatory Appraisal”). The Manager, on behalf of the Company, shall identify its suggested appraiser to be a Qualified Appraiser in a Notification to MOF, requesting MOF’s approval of such appraiser. If MOF fails to approve such appraiser, the Manager shall suggest another appraiser to be a Qualified Appraiser in a Notification to MOF, requesting MOF’s approval of such appraiser. If MOF fails to approve such appraiser, the appointment and. approval of a Qualified Appraiser shall be deemed a Major Decision, and shall be governed by the resolution process set forth in Section 6.3(a).

The Manager, on behalf of the Company, shall provide the Qualified Appraiser with information and instructions as needed to obtain the appraisal. The appraisals obtained under this Section 6.10 shall be conclusive as to Fair Market Value of each Project until a new appraisal is obtained under this Section 6.10 but shall only affect the Gross Asset Value of a Project under the circumstances described in the definition of Gross Asset Value. Appraisals shall be performed for any or all of the Projects more often than once every twenty-four (24) to thirty-six (36) months at the request of either Member (each, an “Additional Appraisal”). The cost of each Mandatory Appraisal obtained pursuant to this Section 6.10(a) shall be paid by the Company. The cost of each Additional Appraisal shall be paid by the Member who requested such appraisal. The Manager shall give MOF a reasonable opportunity to review and comment on any appraisal before such appraisal becomes final. Unless otherwise agreed to by the Members, no Person shall serve as a Qualified Appraiser of a Project or Projects if such Person completed the last two (2) consecutive appraisals for such Project or Projects.

(b) Disputed Appraisals. If either Member disagrees with an appraisal of a Project, it shall have fifteen (15) days after both Members have received the appraisal to appoint its own Qualified Appraiser (which need not meet the requirement set forth in clause (b) of the definition of “Qualified Appraiser”), and that appraiser shall have thirty (30) days after the date of its appointment to render its own appraisal of the Project. If the appraised value in the second appraisal differs from the appraised value in the first appraisal by three percent (3%) or less, the average of the two appraised values shall be the final appraised value. If the appraised value in the second appraisal differs from the appraised value in the first appraisal by more than three percent (3%), the second Qualified Appraiser and the first Qualified Appraiser shall select a mutually acceptable third Qualified Appraiser. If the two appraisers are not able to agree on the appointment of a third Qualified Appraiser, the third Qualified Appraiser shall be selected by the American Arbitration Association, or any successor organization thereto. The third Qualified Appraiser shall have thirty (30) days from the date of its appointment to render its own third appraisal of the Project which shall be binding on the Company. If the appraised value in the third appraisal differs from the first appraised value by five percent (5%) or less, the Member that disagreed with the first appraisal and requested the additional appraisals shall pay the costs of the two additional appraisers. If the appraised value in the third appraisal differs from the first appraised value by more than five percent (5%), the Company shall pay the costs of all of the appraisers.

Section 6.11 Other Businesses. Subject to the terms of this Agreement and the ROFO Agreement, the Members and their respective Affiliates, and the officers, directors, trustees, partners, employees, agents and shareholders of the Members and their respective Affiliates shall have the right to engage in business activities in addition to those relating to the Company (including, without limitation, ownership, operation, management, syndication, and development of real property, including projects which may be in competition with the Company or a Project).

Section 6.12 Scope of Authority. Except as otherwise expressly and specifically provided in this Agreement, no Member shall have any authority to bind or act for, or assume any obligations or responsibility on behalf of, the Company or any other Member. Neither the Company nor any Member shall by virtue of executing this Agreement be responsible or liable for any indebtedness or obligation of, or claim against, any other Member. No Member shall be responsible or liable for any indebtedness or obligation of, or claim against, the Company.

Section 6.13 Limited Liability of Members. Except as may be provided in the Act, or in another agreement, (a) no Member shall be liable for the debts, liabilities, contracts or any other obligations of the Company, (b) no Member shall be required or obligated to provide additional capital to the Company or its creditors by way of contribution, loan or otherwise beyond the amount of the Capital Contributions required of such Members pursuant to Article III, and (c) no Member shall have any personal liability whatsoever, whether to the

Company, any other Member or any third party, for the debts of the Company or any of its losses.

Section 6.14 Term of Manager; Term of Asset Manager; Removal of Day-to-Day Operations from the Manager’s Control.

(a) The Manager shall serve as the manager of the Company unless the Manager is removed in accordance with Section 6.14(b).

(b) If (i) after Notification by MOF to the Manager, either (1) the Manager or any Affiliate of the Manager (who has been assigned rights or assumed obligations under this Agreement) fails to cure a Material Breach by it under this Agreement within the applicable cure period set forth in Section 7.2(a)(i), (ii), (iii) or (iv) or, (2) if the Property Manager is an Affiliate of the Manager and fails to cure a Material Breach by it under the Property Management Agreement within the applicable cure period; (ii) Maguire Transfers all or part of its Membership Interest in violation of Article IX; or (iii) a Change of Control occurs with respect to Maguire, then MOF shall have the right, in addition to any other remedies available at law or in equity or under this Agreement, to take any or all of the following actions:

(x) terminate all the Maguire Agreements,

(y) subject to compliance with Section 9.4, replace the Manager with itself or a new Manager selected by MOF and reasonably approved by Maguire, or

(z) replace the Asset Manager; provided, that the Asset Manager is replaced with MREI or a new Asset Manager selected by MREI and reasonably approved by Maguire; provided, further, the amount of the Base Management Fees payable to MREI or such other new Asset Manager pursuant to Section 6.5(b) shall continue to be the Base Management Fee.

(d) If MOF exercises the right in Section 6.14(b)(x), from and after the date of such exercise by MOF, Maguire, or the appropriate Affiliate of Maguire, shall cease to be entitled to receive the fees pursuant to such Maguire Agreements which had not yet accrued pursuant to Section 6.5(a) or otherwise. If the Manager is replaced in accordance with Section 6.14(b)(y), from and after the date of such replacement, the Manager shall cease to be entitled to receive the fees which had not yet accrued pursuant to Section 6.5. If the Asset Manager is replaced in accordance with Section 6.14(b)(z), from and after the date of such replacement, the Asset Manager shall cease to be entitled to receive the fees which had not yet accrued pursuant to Section 6.5. If the Manager is terminated based upon a Determination of a Material Breach, and a court of competent jurisdiction finally determines (after all available appeals have been exhausted or time periods elapsed) that a Material Breach had not occurred; despite the determination of the arbitrator (or panel of arbitrators), then the Company shall pay the Manager an amount equal to all fees that would have been payable to Manager pursuant to this Agreement (a) if the Determination was made prior to the 5th Anniversary of the Agreement, for a period of two years, and (b) if the Determination was made on or after the 5th Anniversary of the Agreement, for a period of one year.

Section 6.15 REIT Status. The Manager shall at all times use its commercially reasonable efforts to conduct the business of the Company such that the nature of the Company’s assets and gross revenues (as determined pursuant to Section 856(c)(2), (3) and (4) of the Code) would permit the Company (determined as if the Company were a “real estate investment trust”) to qualify as a real estate investment trust under Section 856 of the Code and would permit the Company to avoid incurring any tax on prohibited transactions under Section 857(b)(6) of the Code and any tax on re-determined rents, re-determined deductions, and excess interest under Section 857(b)(7) of the Code (determined as if the Company were a real estate investment trust); provided, however, that the Manager shall be permitted to cause the Company to form a taxable REIT subsidiary, within the meaning of Section 856(1) of the Code to comply with this Section 6.15, and the Manager shall give MOF notice of any such formation within five (5) days of such formation.

Section 6.16 Limitation of Liability.

(a) Except as otherwise provided by the Act, the debts, obligations and liability of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither any Member nor Manager or Asset Manager shall be obligated for any such debt, obligations or liability of the Company solely by reason of being a member or acting as a manager of the Company.

(b) Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither any Member nor Manager or Asset Manager, or any officers, directors, stockholders, partners, employees, affiliates, or consultants (who work 30 or more hours per week for such Person) of any of the foregoing, nor any officer or employee of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence; provided, however, that nothing in this paragraph shall eliminate any liability of a Member, Manager or Asset Manager for breach of this Agreement.

(c) No Member shall be required or obligated to provide additional capital to the Company or the Company’s creditors by way of contribution, loan or otherwise beyond the amount of the Capital Contributions required of the Members pursuant to Article III.

(d) Nothing in this Section 6.16 is intended to limit, modify or alter any Member’s liability or obligations under any Maguire Agreement. The provision of this Section 6.16 shall survive any termination of this Agreement, and any amendment to this

Section 6.16 shall not change the application of this Section 6.16 to any act or omission occurring prior to the date of such amendment.

Section 6.17 Indemnification.

(a) To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 6.17 with respect to (i) if the Covered Person is a Member, Manager or Asset Manager, any Claim by a Member, Manager or Asset Manager relating to a breach or violation of this Agreement; (ii) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence; or (iii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Management Committee. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to he indemnified by the Company as authorized by this Section 6.17. No Member shall be entitled to indemnification by the Company under this Section 6.17 when or if acting in a capacity with the Company as other than a Member, in which case, such right to indemnification shall be governed by an agreement, if any, between the Company and the Member. The provision of this Section 6.17 shall survive any termination of this Agreement, and any amendment to this Section 6.17 shall not reduce the Company’s obligations, with respect to any Claims based on any fact or circumstance arising prior to the date of such termination or amendment.

(b) The Manager shall indemnify, defend and hold harmless MOF, any Affiliate of MOF, and the Company from and against any and all third party claims relating to or arising out of any fraud or willful misconduct by the Manager. This Section 6.17(b) shall survive any termination of this Agreement, and any amendment to this Section 6.17(b) shall not reduce the Manager’s indemnity obligation with respect to any claims based on any fact or circumstance arising prior to such termination or amendment.

Section 6.18 Qualifying Parcel Release. Upon not less than ten (10) Business Days prior written notice from Maguire to the Company, the Company shall cause the Project Level Entity that owns the Project which includes the Qualifying Parcel to convey on a quitclaim basis such Qualifying Parcel to Maguire or its Affiliate (the “Qualifying Parcel Acquiror”), subject to and upon the following terms and conditions: (i) MOF shall have previously received from Maguire plans for the subdivision and development of the Qualifying Parcel and such other documentation as may be reasonably necessary for review in connection with verifying Maguire’s compliance with this Section; (ii) after the conveyance of the Qualifying Parcel, there shall be commercially reasonably acceptable ingress to and egress from the Remaining Parcel, which may be from public streets or pursuant to easements or other similar indefeasible agreements; (iii) the Qualifying Parcel shall have been designated as a tax lot that is separate and apart from the Remaining Parcel; (iv) MOF shall have received evidence reasonably acceptable to it that all subdivision, zoning, building and governmental approvals required so that the Qualifying Parcel and the Remaining Parcel, together and separately, satisfy and comply, in all material respects, with all applicable laws; (v) an updated ALTA survey and separate legal description of the Remaining Parcel and the Qualifying Parcel shall have been provided to the Company; (vi) MOF shall have reasonably determined that there shall be no material impairment to the Remaining Parcel and the value thereof; provided, however, it shall not be reasonable for MOF to determine that there is a material impairment to the Remaining Parcel and the value thereof due to potential development or the delivery of additional office space from the potential development or the Qualifying Parcel for the construction of additional office space; (vii) the Remaining Parcel, taking into account any operating agreements, parking agreements and/or similar agreements contemplated to be entered into in connection with the Qualifying Parcel Release, shall have access to parking generally consistent with its present use and in compliance with all laws then in effect; and (viii) Maguire shall reimburse the Project Level Entity for its reasonable direct costs and attorney’s fees relating to the conveyance of the Qualifying Parcel. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Qualifying Parcel Release or any actions necessary to effectuate the legal separation of the Qualifying Parcel from the Remaining Parcel be considered a Major Decision, it being understood that in all events the timing of the Qualifying Parcel Release shall be determined by Maguire, and all actions necessary and proper to effectuate the Qualifying Parcel Release by the applicable Project Level Entity and the Company may be done or performed by the Manager on their behalf, but at the expense of Maguire. Notwithstanding anything herein to the contrary, the Qualifying Parcel shall not be treated as having been contributed to the Company and the company shall not be treated as the owner of the Qualifying Parcel for income tax purposes.

ARTICLE VII

WITHDRAWAL; DISSOLUTION AND TERMINATION

Section 7.1 Withdrawal. The Members shall not at any time withdraw, retire or resign from the Company. Withdrawal, retirement or resignation by a Member in contravention of this Section 7.1 shall subject such Member to liability for all damages caused by such retirement, withdrawal or resignation.

Section 7.2 Events of Default by Members.

(a) The occurrence of any of the following events with respect to a Member (“Defaulting Member”) shall constitute an unmatured event of default (“Unmatured Event of Default”) under this Agreement on the part of such Member, which such Unmatured Event of Default shall become a matured event of default (“Matured Event of Default”) if it has not been cured before the expiration of the applicable cure period, if any, or upon the occurrence of such Unmatured Event of Default if no cure period applies:

(i) the making by such Member of a warranty or representation under Section 2.6 that was false in any material respect when made, as a result of which the

Company and the other Member, or either of them, was or is reasonably likely to be materially and adversely affected, and if such Member fails to cure such breach within ten (10) days after receipt of Notification of such breach from the other Member, or if the breach is not susceptible of cure within such ten (10) days, failure to institute prompt action and prosecute with diligence and continuity the curing of the breach and failure to cure the breach within sixty (60) days after receipt of such Notification;

(ii) any failure by a Member to make an additional Capital Contribution as required by Section 3.2(b) within ten (10) days after payment is due;

(iii) any other Material Breach by such Member of this Agreement applicable to such Member and failure to cure such breach within thirty (30) days after receipt of Notification thereof from the other Member, or if the breach is not susceptible of cure within such thirty (30) days, failure to institute prompt action and prosecute with diligence and continuity the curing of the breach and failure to cure the breach within nine (9) months after receipt of such Notification;

(iv) Material Breach by the Manager or any Affiliate of the Manager under the Property Management Agreement and failure to cure such breach within thirty (30) days after receipt of Notification of such breach from MOF, or if the breach is not susceptible of cure within such thirty (30) days, failure to institute prompt action and prosecute with diligence and continuity the curing of the breach and failure to cure the breach within ninety (90) days after receipt of such Notification, or if longer, within the applicable cure period in the Property Management Agreement; provided that if there is a default under this Section 7.2(a)(iv), Maguire shall be considered the defaulting Member and MOF shall be considered the non-defaulting Member; or

(v) any Transfer in violation of Article IX.

(b) Upon a Matured Event of Default, the non-defaulting Member shall have the right, in addition to all other rights and remedies available hereunder, at law or in equity, to send a Portfolio Marketing Notice to require that the Company dissolve, liquidate the Projects in accordance with Section 9.2, liquidate the other assets of the Company and distribute the assets of the Company to the Members in accordance with the procedures described in Section 7.4(c).

Section 7.3 Dissolution of the Company. The Company shall be dissolved upon the first to occur of any of the following events:

(a) the agreement of the Members that the Company should be dissolved;

(b) delivery by one Member to the other, at any time beginning after the fifth (5th) anniversary date of this Agreement, of Notification of the Member’s election to dissolve the Company following the Members’ failure to agree on the Fair Market Value of any Project in accordance with Section 9.3(a);

(c) delivery by one Member to the other of the sending Member’s election to dissolve the Company within six (6) months following a Change in Control with respect to the Member receiving such Notification;

(d) the election by a non-defaulting Member to dissolve the Company pursuant to Section 7.2(b);

(e) delivery by one Member to the other of the sending Member’s election to dissolve the Company (i) after the receiving Member files in any court pursuant to any statute of the United States or any state a petition in bankruptcy or insolvency or for a reorganization, or for the appointment of a receiver or trustee of all or a substantial portion of such receiving Member’s property, or (ii) if such receiving Member makes an assignment for or petitions for or enters into an arrangement for the benefit of creditors, or (iii) if any such a petition in bankruptcy is filed against such receiving Member which is not discharged within sixty (60) days thereafter;

(f) delivery by one Member to the other of the Member’s election to dissolve the Company after a change in the Code, or any case law, regulations or IRS rulings or interpretations thereunder that would cause Maguire REIT (if the Notification is delivered by Maguire) or MOF (if the Notification is delivered by MOF) to cease to qualify as a real estate investment trust under the Code as a result of its membership in the Company; or

(g) delivery by one Member to the other, at any time after the second (2nd) anniversary of the date of this Agreement, of the Member’s election to dissolve the Company pursuant to Section 6.3(c)(ii).

Dissolution of the Company shall be effective on the day on which the event giving rise to the dissolution occurs. Immediately upon dissolution, the Members shall proceed to wind up the affairs of the Company, and, upon completion of such winding up, liquidate the Company’s assets as provided in Section 7.4. Notwithstanding the dissolution of the Company prior to the winding up of the affairs of the Company, as aforesaid, the business of the Company and the affairs of the Members as such, shall continue to be governed by this Agreement.

Section 7.4 Liquidation.

(a) Upon the dissolution of the Company pursuant to Section 7.3, (i) the Manager or, (ii) if the dissolution of the Company should occur by reason of (A) an election by Maguire to dissolve pursuant to Section 7.3(b) or (B) an election by MOF to dissolve pursuant to Section 7.3(c), (d) or (e), a liquidating trustee (the “Liquidator”) of the Company appointed by MOF and reasonably approved by Maguire, shall wind up the business and affairs of the Company in an orderly manner. Any Liquidator appointed by MOF may be removed at any time, with or without cause, by MOF. Upon the resignation or removal of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and obligations of the original Liquidator) shall, within thirty (30) days thereafter, be appointed by MOF and reasonably approved by Maguire. Except as expressly provided in this Section 7.4, the Liquidator approved in the manner provided in this Agreement shall have and may exercise, without further authorization or approval of any of the parties hereto, all of the powers conferred upon the Manager under the terms of this Agreement (provided that the Liquidator shall be subject to all applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent appropriate or necessary in the reasonable and good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required to complete the winding-up of the Company as provided for in this Agreement. The management of the Company shall continue to he governed by the provisions of Article VI while the Liquidator winds up the Company.

(b) The Company shall not make distributions in kind. In the event of dissolution, the remaining Projects shall immediately be marketed for Sale by the Company pursuant to Section 9.2. The Net Proceeds from Capital Events related to such Sales shall be distributable to the Members pursuant to Section 7.4(c).

(c) The proceeds of liquidation shall be paid in the following order:

(i) First, to the payment of and discharge of all of the Company’s debts and liabilities to Persons (other than Members) and the expenses of liquidation;

(ii) Second, to the establishment of any reserves, such reserves to be paid over by the Manager or the Liquidator, if applicable, to a bank or other third party acceptable to the Members, as escrow agent, to be held for disbursement in payment of any liabilities and, at the expiration of such reasonable time as may be determined by the Manager or the Liquidator, as applicable, for distribution of the balance in the manner hereafter provided in this Section 7.4;

(iii) Third, to the payment of and discharge of all of the Company’s debts and liabilities to Members; and

(iv) The balance, if any, shall be distributed to the Members first to pay any Maguire Outperformance Distributions in accordance with Exhibit E and Section 5.1(c), without regard to the Five-Year Measurement Interval specified therein, and then in accordance with the priorities set forth in Section 5.1(a).

(d) Any distributions under this Article VII to Members upon liquidation shall be made by the end of the taxable year in which the liquidation of the Company occurs (or, if later, within ninety (90) days after the date of such liquidation).

(e) It is intended that the distributions set forth in this Section 7.4 comply with the intention of Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2) that liquidating distributions be made in accordance with positive Capital Accounts. However, if the distributions set forth in this Section 7.4 would not be the same as distributions made in accordance with positive Capital Accounts, no change in the amounts of distributions pursuant to this Section 7.4 shall be made, but rather, items of income, gain, loss, deduction and credit will be reallocated among the Members so as to cause the balances in the Capital Accounts to be in the amounts necessary so that, to the extent possible, distributions set forth in this Section 7.4 shall be in accordance with positive Capital Accounts.

Section 7.5 Early Termination Break Cost. Upon the earliest to occur of (a) a Sale of any of the Projects, other than the SG Project, (b) the dissolution of the Company at the election of MOF pursuant to Section 7.3(c), (d), (e,) or (g) or (c) a Transfer by Maguire of its Membership Interest that is not permitted by Section 9.1, in each case, prior to the third (3rd) anniversary of the date of this Agreement, Maguire shall pay a break-up fee to MOF equal to (x) in the case of an event specified in clause (b) or (c) above, the sum of total amounts set forth under the heading “Year 1,” “Year 2” and “Year 3” for all projects on the chart attached hereto as Exhibit G for the period between the date of such event and the third (3rd) anniversary of the date of this Agreement (including the ratable remaining portion of the year in which such event occurred), or (y) in the case of a Sale of a Project as specified in clause (a) above, the sum of the amounts set forth under the heading “Year 1,” “Year 2” and “Year 3” for such Project on the chart attached hereto as Exhibit G for the period between the date of such Sale of a Project and the third (3rd) anniversary of the date of this Agreement (including the ratable remaining portion for the year in which such event occurred).

Section 7.6 Certificate of Cancellation. Upon the completion of the distribution of Company assets as provided in this Article VII, the Company shall be terminated and cancelled, and the Manager or the Liquidator, as applicable (or the Members, if necessary), shall cause a Certificate of Cancellation to be filed in the office of the Secretary of State of Delaware, and shall take such other actions as may be necessary or appropriate to terminate and wind up the Company.

ARTICLE VIII

BOOKS AND RECORDS, ACCOUNTING, REPORTS

Section 8.1 Books and Records. The Manager shall keep just and true books of account with respect to the operations of the Company. The books and records (including leases and other contracts) of the Company shall be maintained at the principal office of the Company and such other locations as may be designated by the Manager and shall be available for examination and copying at all times by the Members during ordinary business hours. The Members shall have the right to inspect any Project at any time during ordinary business hours.

Section 8.2 Accounting Basis and Fiscal Year. The Company’s books and records shall be closed and balanced at the end of each Fiscal Year. For financial reporting purposes, the books and records of the Company shall be kept on the accrual method of accounting and applied in a consistent manner in accordance with generally accepted accounting principles in the United States. The accrual method of accounting shall be used for both Company and tax accounting purposes. The Fiscal Year of the Company shall be the twelve (12)-month period ending December 31. The change of any accounting method adopted by the Company or a Project Level Entity shall require the Consent of Members unless such change is required by generally accepted accounting principles in the United States. The Manager shall provide to MOF or any of its Affiliates, promptly upon any of their request, any information as may be reasonably necessary and reasonably available to the Manager to conform the information provided pursuant to Section 8.3 to the generally accepted accounting principles prevalent in Australia.

Section 8.3 Reports.

(a) The Manager shall have prepared and shall deliver to the Members, within five Business Days after the end of each month, unaudited operating statements for each of the Company’s Projects, and, within ten Business Days after the end of each month, such additional information, including narrative information concerning operations, as MOF may reasonably request.

(b) Within ten Business Days after the end of each Fiscal Quarter, the Manager shall have prepared and shall deliver to the Members such quarterly reports as MOF may reasonably request, which may include a balance sheet and operating statements for each Project and for the Company, together with a written analysis of operations of each of the Projects and a reasonably detailed estimate of Cash Flow from Operations and a summary of all distributions during such Fiscal Quarter, all of which shall be certified by the Manager, but which may be unaudited. In no event shall a deviation of actual Cash Flow from Operations from the level estimated be deemed to be a default by the Manager or Maguire, or to reflect an inaccuracy in the foregoing certification. Such quarterly report shall be in a form reasonably acceptable to MOF. The initial form of quarterly report approved by MOF shall be agreed within thirty (30) days after the date on which the Initial Capital Contributions are contributed to the Company.

(c) The Manager shall prepare or cause to be prepared, at the expense of the Company, all federal, state and local income tax returns required of the Company. The Manager shall submit or cause the submission of such returns to MOF in draft form for its review and consent (not to be unreasonably withheld, conditioned, or delayed). After receiving such consent from MOF, the Manager shall file or cause the filing of the tax returns and shall furnish or cause to be furnished to the Members all necessary information concerning the Members’ distributive share of the Company items shown on the Company’s tax returns to enable the Members to prepare their federal, state and local income tax returns, with such information for each Fiscal Year to be furnished to the Members by March 31 of the next year. MOF shall provide all comments, and its consent to the filing of the returns, subject to the implementation of its comments, by the later of (1) the date that is ten (10) days after the submission of returns to MOF in draft form, and (ii) the date that is five (5) days prior to the due date of the applicable return; otherwise, MOF shall be deemed to have consented to the filing of the return submitted to MOF by the Manager.

(d) On each December 31, the Manager shall cause the records of the Company to be closed and shall prepare or cause to be prepared (i) the balance sheet of the Company and the Members’ Capital Account balances as of the end of the six month period then ended and statement of income (loss), statement of Members’ equity and statement of cash flow of the Company for the six month period then ended, and (ii) a statement of Cash Flow from Operations and actual cash distributions for the six month period then ended, all of which shall be unaudited. Such unaudited financial statements set forth in the foregoing clauses (i) and (ii) shall be furnished to the Members within five (5) Business Days after each December 31. MOF may, at its option and at the Company’s expense, and, until the Manager is notified to the contrary, MOF does hereby require that such financial statements set forth in the foregoing clauses (i) and (ii) be reviewed by the Accountant (in such form and with such level of review as MOF may from time to time request). The Manager, at the expense of the Company, shall cause such reviewed financial statements for the six month periods ending each December 31 along with an independent review report to be delivered to the Members on or before each January 30. The Manager also shall provide IRR computations to the Members, together with the information about cash distributions.

(e) On each June 30, the Manager shall cause the records of the Company to be closed and shall prepare or cause to be prepared (i) the balance sheet of the Company and the

Members’ Capital Account balances as of the end of the twelve month period then ended and statement of income (loss), statement of Members’ equity and statement of cash flow of the Company for the twelve month period then ended, and (ii) a statement of Cash Flow from Operations and actual cash distributions for the twelve month period then ended, all of which shall be unaudited. Such unaudited financial statements set forth in the foregoing clauses (i) and (ii) shall be furnished to the Members within five (5) Business Days after each June 30. MOF may, at its option and at the Company’s expense, and, until the Manager is notified to the contrary, MOF does hereby require that such financial statements set forth in the foregoing clauses (i) and (ii) be subsequently audited by the Accountant. The Manager, at the expense of the Company, shall cause each such audited financial statements for the twelve month periods ending each June 30 along with an independent audit report to be delivered to the Members on or before each July 31. The Manager also shall provide IRR computations to the Members, together with the information about cash distributions.

(f) The Manager shall, within two Business Days after the Manager receives knowledge of the following matters, (i) give notice to the Members of (A) any notice of default under any Financing or notice of breach of or default under any other material agreement of which the Company is a party, (B) notice of nonpayment of property taxes with respect to a Project, or (C) any matter not covered in the current Budget that is reasonably likely to result in a loss greater than $40,000 to the Company and (ii) provide copies to the Members of any material notices given under any Maguire Agreement by (A) the Company or (B) Maguire or any Affiliate of Maguire.

(g) Within thirty-seven (37) days after the end of the third Fiscal Quarter of each Fiscal Year, the Company shall provide to MOF an estimate of the amount and nature of MOF’s distributive share of Company items of taxable income, gain, loss and deduction realized or incurred by the Company during the first three Fiscal Quarters of such Fiscal Year, the amounts of ordinary income and capital gain, and the amount of earnings and profits (within the meaning of Section 312 of the Code) attributable thereto. In addition, the Manager will provide a schedule of leases and subleases which contain percentage rates, which leases or subleases were entered into during the first three Fiscal Quarters. When providing this information, the Manager shall also inform MOF of any significant transactions that are contemplated to occur during the fourth quarter of such Fiscal Year. The Company shall also provide such information for the entire Fiscal Year within twenty (20) days after the close of such Fiscal Year. In developing such information and fulfilling its obligations under this Section 8.3(g), the Company shall retain a nationally recognized accounting firm listed on Exhibit D to review such information. In providing such estimates, the Company shall also make available to MOF and MOF’s tax advisors the supporting computations underlying such estimates. The Company shall also provide information to MOF on a quarterly basis within twenty (20) days after the end of each Fiscal Quarter, or at such other times as MOF may reasonably request, regarding the nature and amount of the Company’s assets and gross income that is sufficient to permit MOF to ascertain its compliance with MOF income and asset tests and to comply with MOF record keeping requirements under the Code and the applicable Treasury Regulations.

Section 8.4 Independent Audit Review.

(a) At the Company’s expense, the Manager shall cause the Accountant to conduct an audit of the Company’s financial statements each year for (i) the twelve-month period ending June 30th of such year, and (ii) for the twelve-month period ended December 31st of such year, each in accordance with generally accepted accounting principles in the United States, consistently applied. A copy of the audit report and the accompanying financial statements shall be provided to the Members.

(b) MOE shall have the absolute right to undertake a periodic audit review of the Company or its Projects, the fees payable hereunder to the Manager and the Manager’s compliance with the provisions of this Agreement. Such audit review may be undertaken directly by MOF or by third parties engaged by MOF, including accountants, consultants and appraisers. The Manager shall reasonably cooperate with MOF or any such third party in connection with such audit review. All adjustments, payments and reimbursements to the fees payable hereunder to the Manager demonstrated by MOF or its representatives to be appropriate by such audit review shall be effected promptly by the Manager; provided, however, that if the Manager disputes any of such adjustments, payments or reimbursements, then the matters in dispute shall be submitted to a mutually acceptable firm of nationally recognized independent certified public accountants, who shall determine which party’s determination is correct and whose decision shall be binding. If the audit for any given annual period discloses that aggregate adjustments, payments and reimbursements in favor of the Company exceed either a percentage in excess of five percent (5%) of the total distributions made to the Members in the year under audit or (with respect to the Manager’s fees only) result in an adjustment in excess of five percent (5%) of the fees payable to the Manager, the cost of such audit shall be paid by the Manager out of its own funds. Otherwise, the cost of the audit shall be paid by MOF from its own funds.

Section 8.5 Bank Accounts. At the Company’s expense, the Manager shall be responsible for causing one or more bank accounts of the Company to be maintained in an FDIC-insured bank (or banks), which accounts shall be used for the payment of the expenditures incurred in connection with the business of the Company. All deposits and funds shall be placed daily in interest-bearing Company accounts as part of the Company’s cash management system, subject to any lock-box and cash management requirements imposed by lenders. All amounts in Company accounts shall be and remain the property of the Company, and shall be received, held and disbursed for the purposes specified in this Agreement.

Section 8.6 Executed Agreements and Leases. Within ten (10) days after the end of each Fiscal Quarter, the Manager shall deliver to MOF a schedule of each contract or agreement executed by the Manager in its capacity as manager of the Company in accordance with Section 6.2 or as otherwise permitted, and each lease that is executed by the Company or any Project Level Entity. Such schedule shall contain a brief summary of the details of such contracts, agreement and leases and the location at which copies of such contract, agreement or lease are located.

ARTICLE IX

TRANSFER OF MEMBERSHIP INTERESTS; MARKETING RIGHTS

Section 9.1 Transfer of Membership Interests; Change of Control.

(a) Transfer of Membership Interests. No Member may sell, assign, transfer, pledge or otherwise encumber (for purposes of this Article IX, the foregoing may be collectively referred to as a “Transfer”) any of its rights or interests in the Company, including its Membership Interest and its interest in Company allocations or distributions, except (a) to an Affiliate provided that the transferring Member shall remain liable for its obligations under this Agreement, (b) with the Consent of all the other Members, (c) through an Affiliate Merger, (d) a pledge by a Member of its Membership Interest in the Company, provided that the pledgee shall not be entitled to foreclose on such pledge without the consent of the other Members, or (e) in accordance with the provisions of Section 9.2. Any attempted Transfer in violation of this Article IX shall be void ab initio and shall constitute a Matured Event of Default hereunder.

(b) Change of Control. Upon the Change of Control of a Member (the “Non- Initiating Member”), the other Member (the “Initiating Member”) shall have the option, within six (6) months of the occurrence of such Change of Control, to either

(i) send a Portfolio Marketing Notice to the other Member and, pursuant to the procedures set forth in Section 9.2, purchase the Non-Initiating Member’s Membership Interest, the Project Level Entities or the Projects; provided, however, that notwithstanding the provisions of Section 9.2(a)(ii), in such event, the Initiating Member may purchase less than all of the Non-Initiating Member’s Membership Interest for a purchase price proportionate to that determined in accordance with Section 9.2(a)(ii) with respect to the Non-Initiating Member’s entire Membership Interest;

(ii) elect to be deemed to have received a Project Marketing Notice from the Non-Initiating Member and pursuant to the procedures set forth in Section 9.3, purchase one or more of the Project Level Entities or Projects; or

(iii) by Notification to the Non-Initiating Member, elect to require the Non-Initiating Member to purchase the Initiating Member’s entire Membership Interest for cash in an amount equal to the Pair Market Value of such Membership Interest, which shall be paid by the Non-Initiating Member at a closing held within thirty (30) Business Days after the date of such Notification.

Notwithstanding the provisions of Section 9.2(a)(iii) and the penultimate sentence of clause (a) of Section 9.3, in the event that the Initiating Member does not elect to purchase all or a portion of the Non-Initiating Member’s Membership Interest nor any of the Projects, none of the Projects shall be marketed to third parties. The Initiating Member shall be required to consummate the transactions contemplated by this Section 9.1(b) within six (6) months of exercising its election under either clause (i) or clause (ii) of this Section 9.1(b),

Section 9.2 Marketing Right for Entire Portfolio.

(a) (i) Under any of the circumstances set forth in Section 7.3, a Member may initiate (the “Portfolio Initiating Member”) the dissolution of the Company and the Sale of all of the Projects in liquidation by sending Notification (the “Portfolio Marketing Notice”) to the other Member (the “Portfolio Non-Initiating Member”) of such election. The purchasing Member (the “Portfolio Purchasing Member”) shall be (1) the Portfolio Initiating Member, if the Company is being dissolved at the initiation of the Portfolio Initiating Member pursuant to Section 7.3(c), (d), or (e); (2) the Portfolio Non-Initiating Member, if the Company is being dissolved at the initiation of the Portfolio Initiating Member pursuant to Section 7.3(b), (f) or (g); or (3) the Member mutually agreed by all the Members, if the Company is being dissolved pursuant to Section 7.3(a). The Member other than the Portfolio Purchasing Member shall be the non-purchasing Member (the “Portfolio Non-Purchasing Member”). Within thirty (30) days after the date of the Portfolio Marketing Notice, the Members, each acting in good faith, shall attempt to agree on the Fair Market Values of all of the Projects. If the Members cannot agree on the Fair Market Values of all of the Projects in such thirty (30)-day period, the Projects for which the Members cannot agree on the Fair Market Values shall be appraised by a Qualified Appraiser (it being understood that the procedure set forth in Section 6.10 shall not be followed in this Section 9.2 other than the procedure to identify an appraiser). The cost of such appraisal shall be paid by the Company. The Qualified Appraiser shall have thirty (30) days after the date of its appointment to determine the Fair Market Values of the applicable Projects. The aggregate Fair Market Values of all of the Projects as determined by this Section 9.2(a) is the “Portfolio Marketing Price.”

(ii) The Portfolio Purchasing Member shall have thirty (30) Business Days after the date on which the Portfolio Marketing Price is determined (the “First Portfolio Election Period”) to send Notification to the Portfolio Non-Purchasing Member that it has elected to purchase either (A) all of the Project. Level Entities or Projects at the Portfolio Marketing Price or (B) the Membership Interest(s) of the Portfolio Non- Purchasing Member. If the Portfolio Purchasing Member elects to purchase the Membership Interest(s) of the Portfolio Non-Purchasing Member, the purchase price shall equal the amount to which the Portfolio Non-Purchasing Member would be entitled if the Company had dissolved pursuant to the clause of Section 7.3 under which the Portfolio Initiating Member had elected to dissolve the Company under Section 9.2(a)(i) and the Company’s assets were liquidated and distributed pursuant to Article VII, valuing the Projects at the Portfolio Marketing Price and any other assets of the Company, the Project Level Entities and the Projects at their Fair Market Values.

(iii) If the Portfolio Purchasing Member does not elect to purchase the Projects at the Portfolio Marketing Price or the Membership Interest(s) of the Portfolio: Non-Purchasing Member at the price specified in Section 9.2(a)(ii) within the First Portfolio Election Period, the Portfolio Purchasing Member shall market all of the Projects for Sale to third parties under the supervision of an independent, third-party broker reasonably acceptable to the Members by making an election in writing delivered to the Company and the Portfolio Non-Purchasing Member within fifteen (15) days after expiration of the First Portfolio Election Period. The Projects may be sold to one third party or various third parties, whichever method will result in the highest aggregate sale price. This marketing process shall continue until the later of (I) seventy-five (75) days after the expiration of the First Portfolio Election Period and (II) at least one bid for each of the Projects has been received. The Portfolio Purchasing Member shall use reasonable efforts to provide the Portfolio Non-Purchasing Member with periodic updates during the marketing process. Within five (5) Business Days after the end of the marketing process, the Portfolio Initiating Member shall send Notification (the “Portfolio Bid Notice”) to the Portfolio Non-Initiating Member listing all of the bids received from third parties.

(A) If the highest bid for all of the Projects or the sum of the highest bids for each Project (or subset of Projects) (the “Highest Portfolio Bid”) from a third party or parties (the “Highest Portfolio Bidder(s)”) is at least ninety-seven percent (97%) of the Portfolio Marketing Price, the Company shall sell all of the Projects pursuant to this Section 9.2 to the Highest Portfolio Bidder(s).

(B) If the Highest Portfolio Bid for the Projects from the Highest Portfolio Bidder(s) is less than ninety-seven percent (97%) of the Portfolio Marketing Price, the marketing process shall continue in the following order:

(I) Subject to clause (2) below, the Portfolio Non- Purchasing Member may elect to purchase the Projects at the Highest Portfolio Bid. The Portfolio Non-Purchasing Member does not have the right to elect to purchase the Membership Interest of the Portfolio Purchasing Member. To make such election, the Portfolio Non-Purchasing Member must send Notification (the “PNPM Notice”) to the Portfolio Purchasing Member within five (5) Business Days after the date of the Portfolio Purchasing Member’s receipt of the Portfolio Bid Notice. Such PNPM Notice must set forth the purchase price to be paid for all of the Projects (such purchase price being the “Portfolio Non-Purchasing Member’s Project Bid”). The Portfolio Non-Purchasing Member’s Project Bid must equal or exceed the Highest Portfolio Bid but is not required to equal or exceed ninety-seven percent (97%) of the Portfolio Marketing Price.

(1)	If the Portfolio Non-Purchasing Member does not elect to purchase the Projects within such five (5) Business Day period, the Portfolio Purchasing Member’s election right under clause (II) below shall commence.

(2)

If the Portfolio Non-Purchasing Member elects to purchase the Projects within such five (5) Business Day period, the Portfolio Purchasing Member may elect to purchase either (A) all of the Projects at a price equal to or greater than the Portfolio Non-Purchasing Member’s Project Bid or (B) the Portfolio Non-Purchasing Member’s Membership Interest(s). If the Portfolio Purchasing Member elects to purchase the Membership Interest(s) of the Portfolio Non-Purchasing Member, the purchase price shall equal the amount to which the Portfolio Non-Purchasing Member would be entitled if the Company had dissolved pursuant to the clause of Section 7.3 under which the Portfolio Initiating Member had elected to dissolve the Company under Section 9.2(a)(i) and the Company’s assets were liquidated and distributed pursuant to Article VII, valuing the Projects at the Portfolio Non-Purchasing Member’s Project Bid and any other assets of the Company, the Project Level Entities and the Projects at their Fair Market Values.

(3)	To make such election, the Portfolio Purchasing Member must send Notification to the Portfolio Non-Purchasing Member within thirty (30) days after the date of the Portfolio Purchasing Member’s receipt of the PNPM Notice. The Portfolio Non-Purchasing Member shall have no right to make subsequent bids for the Projects (except as set forth in Section 9.2(b) in the event the Portfolio Purchasing Member defaults).

(4)	If the Portfolio Purchasing Member does not elect to purchase the Projects or the Portfolio Non-Purchasing Member’s Membership Interest(s) within such thirty (30) day period and the Portfolio Non-Purchasing Member has made the election to purchase pursuant to Section 9.2(a)(iii)(B)(I), the Company shall sell the Projects pursuant to this Section 9.2(a) to the Portfolio Non-Purchasing Member.

(II) If the Portfolio Non-Purchasing Member has not made an election to purchase under Section 9.2(a)(iii)(B)(I), the Portfolio Purchasing Member may elect to purchase the Projects at the Highest Portfolio Bid or elect to purchase the Portfolio Non-Purchasing Member’s Membership Interest(s). If the Portfolio Purchasing Member elects to purchase the Membership Interest(s) of the Portfolio Non-Purchasing Member, the purchase price shall equal the amount to which the Portfolio Non-Purchasing Member would be entitled if the Company had dissolved pursuant to the clause of Section 7.3 under which the Portfolio Initiating Member had elected to dissolve the Company under Section 9.2(a)(i) and the Company’s assets were liquidated and distributed pursuant to Article VII, valuing the Projects at the Highest Portfolio Bid and any other assets of the Company, the Project Level Entities and the Projects at their Fair Market Values. To make such election, the Portfolio Purchasing Member must send Notification to the Portfolio Non-Purchasing Member within thirty (30) Business Days after the date of the Portfolio Purchasing Member’s receipt of the Portfolio Bid Notice (the “Second Portfolio Election Period”). If the Portfolio Purchasing Member does not elect to purchase the Projects or the Portfolio Non-Purchasing Member’s Membership Interest(s) within the Second Portfolio Election Period, the Company shall sell the Projects pursuant to this Section 9.2(a) to the Highest Portfolio Bidder(s).

(iv) After following the procedures set forth in this Section 9.2(a), if the purchaser is either the Portfolio Purchasing Member or the Portfolio Non-Purchasing Member, (A) such purchaser shall be known as the “Final Portfolio Purchasing Member,” and (B) the applicable purchase price to be paid by the Final Portfolio Purchasing Member (I) for all of the Projects shall be the “Agreed Portfolio Price” or (II) for the Portfolio Non-Purchasing Member’s Membership Interest(s) shall be the “Agreed

Membership Interest Price” and the procedures specified in Section 9.2(b) and (c) shall be followed. If the purchaser is the Highest Portfolio Bidder(s), the Company shall use its best efforts to complete the transaction with such Highest Portfolio Bidder(s) in a manner and time frame substantially identical to those set forth in this Section 9.2 and shall send all of the transaction documents to the Portfolio Non-Initiating Member at least ten (10) Business Days before the closing of such transaction. The transaction with the Highest Portfolio Bidder(s) must proceed at the Highest Portfolio Bid. The purchase price paid by the Highest Portfolio Bidder(s) shall be sent directly to the Company. The Company shall distribute to the Members the Net Proceeds from Capital Events attributable to such Sale pursuant to Section 7.4(c); provided, however, that in the event of a dissolution pursuant to Section 7.2, the amount paid to a Defaulting Member shall be reduced by any actual damages caused to the Company or to the non-defaulting Members by such Defaulting Member’s default.

(b) Within ten (10) Business Days after the identity of the Final Portfolio Purchasing Member and the purchase price to be paid for all of the Projects or the Portfolio Non-Purchasing Member’s Membership Interest(s) have been determined pursuant to Section 9.2(a), the Final Portfolio Purchasing Member shall deposit in cash an amount equal to five percent (5%) of the Agreed Portfolio Price or five percent (5%) of the Agreed Membership Interest Price, as applicable (the “Portfolio Earnest Money”), with an independent and neutral party reasonably satisfactory to the other Member (collectively, the “Final Portfolio Non-Purchasing Member”). The Portfolio Earnest Money shall be applied against the Agreed Portfolio Price or the Agreed Membership Interest Price, as applicable, to be paid at the closing referenced below or shall be paid as liquidated damages in the event of default by the Final Portfolio Purchasing Member. In the event the Final Portfolio Purchasing Member fails to deposit timely such Portfolio Earnest Money or fails to purchase the Projects or the Portfolio Non-Purchasing Member’s Membership Interest(s), as applicable (such Final Portfolio Purchasing Member being then referred to as a “Defaulting Portfolio Buyer”), the Final Portfolio Non-Purchasing Member shall have the option:

(i) within thirty (30) days thereafter, unless the Defaulting Portfolio Buyer has earlier cured such default by depositing the required Portfolio Earnest Money as provided above or purchasing the Projects or Portfolio Non-Purchasing Member’s Membership Interest(s), as applicable, of (A) continuing the marketing process with the Highest Portfolio Bidder(s) under Section 9.2(a), if any, or (B) beginning (or recommencing) the bidding process with third parties pursuant to Section 9.2(a) as if it were the Portfolio Purchasing Member;

(ii) at any time after default by the Defaulting Portfolio Buyer in depositing the Portfolio Earnest Money, of seeking from the Defaulting Portfolio Buyer, by judicial proceedings or as otherwise permitted by law, as liquidated damages for its default in its obligations under this Section 9.2, an amount of money equal to the amount of Portfolio Earnest Money the Defaulting Portfolio Buyer was required to deposit pursuant to this Section 9.2; or

(iii) at any time after the Defaulting Portfolio Buyer has deposited the Portfolio Earnest Money but failed to purchase the Projects or the Portfolio Non-

Purchasing Member’s Membership Interest(s), as applicable, of retaining the Portfolio Earnest Money as liquidated damages for the Defaulting Portfolio Buyer’s default in its obligations under this Section 9.2.

(c) (i) The Final Portfolio Purchasing Member shall pay (or cause its designee to pay) to the Final Portfolio Non-Purchasing Member, at a closing to be held at the Company’s principal offices no later than ninety (90) days after the expiration of the First Portfolio Election Period or Second Portfolio Election Period, as applicable, in cash an amount equal to (A) what the Final Portfolio Non-Purchasing Member would have received had the Projects been sold for cash to one or more third parties for an amount equal to the Agreed Portfolio Price and the proceeds from such Sale distributed to the Members in accordance with Section 7.4(c) or (B) the Agreed Membership Interest Price, as applicable; provided, however, that, in either case, in the event of a dissolution pursuant to Section 7.2, the amount paid to a Defaulting Member shall be reduced by any actual damages caused to the Company or the Final Portfolio Non-Purchasing Member by such Defaulting Member’s default.

(ii) Simultaneously with the receipt of the payment to the Final Portfolio Non-Purchasing Member pursuant to Section 9.2(c)(i), the Company and the Final Portfolio Non-Purchasing Member shall execute and deliver all documents that may be necessary or appropriate, (A) in the reasonable opinion of counsel to the Final Portfolio Purchasing Member to convey the Portfolio Non-Purchasing Member’s Membership Interest(s) to the Final Portfolio Purchasing Member, free and clear of all liens and encumbrances, or (B) in the reasonable opinion of counsel to the Final Portfolio Purchasing Member and as determined by a title company selected by the Final Portfolio Purchasing Member, to convey good, marketable and indefeasible fee simple title to the Projects by special warranty deed, free and clear of all liens and encumbrances (other than (I) liens securing any mortgage debt that the Final Portfolio Purchasing Member has agreed to assume, (II) liens for taxes not yet delinquent, (III) easements, rights-of-way, covenants and restrictions which are customary and typical for properties similar to the Projects or (IV) those title matters affecting the Projects existing at the time the Projects were acquired by the Company and disclosed on the title insurance commitment issued to the Company at that time or which all the Members have agreed-to during the term of the Company), together with all documents customarily required in similar transactions or as reasonably required by the Final Portfolio Purchasing Member or the title company, including owner’s title policy and survey. The Final Portfolio Purchasing Member shall execute and deliver all documents reasonably required by the Final Portfolio Non-Purchasing Member or the Company to evidence the Final Portfolio Purchasing Member’s assumption of debt which the Final Portfolio Purchasing Member has agreed to assume, if any, and to evidence the release of the Company and the Final Portfolio Non-Purchasing Member from any guarantees, indemnities or similar obligations related to such assumed debt, or any other debt of the Company or a Project Level Entity that is not repaid at such closing. All charges, escrows, deposits and fees customarily prorated and adjusted in similar transactions shall be so prorated and adjusted. In the event that accurate prorations and adjustments cannot be made at such closing because current bills are not obtainable, the Final Portfolio Non-Purchasing Member and the Final Portfolio Purchasing Member shall prorate on the best available information, subject to adjustment upon receipt of the final bills. If applicable, the Company shall apply the proceeds of any closing under this Section 9.2 to the outstanding balance under any unsecured debt of the Company as to which the Sale of the Projects or the Portfolio Non-Purchasing Member’s Membership Interest(s), as applicable, may result in an event of default.

(iii) The Company shall pay all closing costs incurred in connection with the implementation of the selling procedure normally and customarily paid by a seller of a real property interest in the area where the applicable Projects are located, and the Final Portfolio Purchasing Member shall pay all closing costs incurred in connection with the implementation of the selling procedure normally and customarily paid by a buyer of a real property interest; provided, however, that the Portfolio Initiating Member and the Portfolio Non-Initiating Member shall each pay the fees and expenses of its own legal counsel, The Company shall pay the fees and expenses of the Company’s legal counsel related to the Sale of the Projects or the Portfolio Non-Purchasing Member’s Membership Interest(s), as applicable. Any fees and expenses paid by the Company shall be included in Company Expenses before calculating any distributions or fees payable to the Members.

Section 9.3 Marketing Right for Projects.

(a) As provided in this Section 9.3, a Member may initiate, or be deemed to have initiated (the “Project Initiating Member”), the Sale of any Project or Projects by sending Notification (the “Project Marketing Notice”) to the other Member (the “Project Non-Initiating Member”) in accordance with the following:

(i) either Member may be the Project Initiating Member at any time after the second (2nd) anniversary of the date of this Agreement with respect to any a Project involved in a Project Dispute pursuant to Section 6.3(c);

(ii) upon a Matured Event of Default, the non-defaulting Member may be the Project Initiating Member;

(iii) upon a Change of Control in accordance with Section 9.1(b), the Initiating Member may elect to be deemed the Project Non-Initiating Member under this Section 9.3; or

(iv) either Member may be the Project Initiating Member at any time after the fifth (5th) anniversary of the date of this Agreement.

Within thirty (30) days after the date on which the Project Marketing Notice was received by the Project Non-Initiating Member, the Members, each acting in good faith, shall attempt to agree on the Fair Market Value of the Project(s). If the Members cannot agree on the Fair Market Value of the Project(s) in such thirty (30)-day period, the Project(s) shall be appraised by a Qualified Appraiser (it being understood that the procedure set forth in Section 6.10 shall not be followed in this Section 9.3). The cost of such appraisal shall be paid by the Company. The Qualified Appraiser shall have thirty (30) days after the date of its appointment to determine the Fair Market Value(s) of the Project(s) The Fair Market Value(s) of the Project(s) as determined by this Section 9.3(a) is the “Project Marketing Price.” The Project Non-Initiating Member (other than a defaulting Member as determined in accordance with Section 7.2) shall have thirty (30)

Business Days after the date on which the Project Marketing Price is determined (the “First Project Election Period”) to send Notification to the Project Initiating Member that it has elected to purchase the Project(s) at the Project Marketing Price. If the Project Non-Initiating Member does not elect to purchase the Project(s) at the Project Marketing Price within the First Project Election Period, the Project Initiating Member may market the Project(s) for Sale to third parties under the supervision of an independent, third-party broker reasonably acceptable to the Members. This marketing process may not continue for more than sixty (60) days after the expiration of the First Project Election Period regardless of whether any bids for the Project(s) have been received. Within five (5) Business Days after the end of the marketing process, the Project Initiating Member shall send Notification (the “Project Bid Notice”) to the Project Non- Initiating Member listing all of the bids received from third parties and stating if the highest bid listed on the Project Bid Notice (the “Highest Project Bid”) is acceptable to the Project Initiating Member.

(v) If the Highest Project Bid is not acceptable to the Project Initiating Member, the marketing process is terminated and the Project Initiating Member may not send another Project Marketing Notice for twelve (12) months.

(vi) If the Highest Project Bid for the Project(s) from a third party (the “Highest Project Bidder”) is equal to or greater than the Project Marketing Price and is acceptable to the Project Initiating Member, the Company shall sell the Project(s) pursuant to this Section 9.3 to the Highest Project Bidder.

(vii) If the Highest Project Bid for the Project(s) from the Highest Project Bidder is acceptable to the Project Initiating Member but is less than the Project Marketing Price, the Project Non-Initiating Member may elect to purchase the Project(s) at the Highest Project Bid. To make such election, the Project Non-Initiating Member must send Notification to the Project Initiating Member within thirty (30) Business Days after the date of the Project Non-Initiating Member’s receipt of the Project Bid Notice (the “Second Project Election Period”). If the Project Non-Initiating Member does not elect to purchase the Project(s) within the Second Project Election Period, the Company shall sell the Project(s) to the Highest Project Bidder.

If, pursuant to this Section 9.3(a), the Project Non-Initiating Member has elected to purchase the Project(s) at the Project Marketing Price or the Highest Project Bid (in either case, the “Agreed Project Price”), the procedures specified in Section 9.3 shall be followed. If, pursuant to this Section 9.3(a), the Highest Project Bidder has agreed to purchase the Project(s) and, pursuant to the preceding provisions of this Section 9.3(a) the Company is obligated to sell the Project(s) to the Highest Portfolio Bidder, the Company shall complete the transaction with the Highest Project Bidder in a manner and time frame substantially identical to those set forth in this Section 9.3. The transaction must proceed at the Highest Project Bid. The purchase price paid by the Highest Project Bidder shall be sent directly to the Company. The Company shall distribute to the Members the Net Proceeds from Capital Events attributable to such Sale pursuant to Section 5.1(a).

(b) Within five (5) Business Days after the Project Non-Initiating Member has elected to purchase the Project(s) pursuant to Section 9.3(a), the Project Non-Initiating Member

shall deposit in cash an amount equal to five percent (5%) of the Agreed Project Price (the “Project Earnest Money”) with an independent and neutral party reasonably satisfactory to the Project Initiating Member. The Project Earnest Money shall be applied against the Agreed Project Price paid at the closing referenced below or shall be paid as liquidated damages in the event of default by the Project Non-Initiating Member. In the event the Project Non-Initiating Member fails to deposit timely such Project Earnest Money or fails to purchase the Project(s) (such Project Non-Initiating Member being then referred to as a “Defaulting Project Buyer”), the Project Initiating Member shall have the option:

(i) within fifteen (15) days thereafter, unless the Defaulting Project Buyer has earlier cured such default by depositing the required Project Earnest Money as provided above or purchasing the Project(s), of causing the Company to (A) continue the marketing process with the Highest Project Bidder at the Highest Project Bid under Section 9.3(a), if any, or (B) begin (or re-commence) the bidding process with third parties pursuant to Section 9.3(a) as if it were the Project Non-Initiating Member;

(ii) at any time after default by the Defaulting Project Buyer in depositing the Project Earnest Money, of seeking from the Defaulting Project Buyer, by judicial proceedings or as otherwise permitted by law, as liquidated damages for its default in its obligations under this Section 9.3, an amount of money equal to the amount of Project Earnest Money the Defaulting Project Buyer was required to deposit pursuant to this Section 9.3; or

(iii) at any time after the Defaulting Project Buyer has deposited the Project Earnest Money but failed to purchase the Project(s), of retaining the Project Earnest Money as liquidated damages for the Defaulting Project Buyer’s default in its obligations under this Section 9.3.

(c) If the Project Non-Initiating Member has elected to purchase the Project(s), the Project Non-Initiating Member shall pay (or cause its designee to pay) to the Company, at a closing to be held at the Company’s principal offices no later than ninety (90) days after the expiration of the First Project Election Period or Second Project Election Period, as applicable, in cash an amount equal to the Agreed Project Price. Simultaneously with the receipt of such payment, the Company and the Project Initiating Member shall execute and deliver all documents that may be necessary or appropriate, in the reasonable opinion of counsel to the Project Non-Initiating Member and as determined by a title company selected by the Project Non-Initiating Member, to convey good, marketable and indefeasible fee simple title to the Project(s) by special warranty deed, free and clear of all liens and encumbrances (other than (i) liens securing any mortgage debt that the Project Non-Initiating Member has agreed to assume, (ii) liens for taxes not yet delinquent, (iii) easements, rights-of-way, covenants and restrictions which are customary and typical for properties similar to the subject Project(s) or those title matters affecting the Project(s) existing at the time the Project(s) was acquired by the Company and disclosed on the title insurance commitment issued to the Company at that time or which all the Members have agreed to during the term of the Company), together with all documents customarily required in similar transactions or as reasonably required by the Project Non-Initiating Member or the title company, including owner’s title policy and survey. The Project Non-Initiating Member shall execute and deliver all documents reasonably required by the Project Initiating Member or the Company to evidence the Project Non-Initiating Member’s assumption of debt which the Project Non-Initiating Member has agreed to assume, if any, and to evidence the release of the Company and the Project Initiating Member from any guarantees, indemnities or similar obligations related to such assumed debt. All charges, escrows, deposits and fees customarily prorated and adjusted in similar transactions shall be so prorated and adjusted. In the event that accurate prorations and adjustments cannot be made at such closing because current bills are not obtainable, the Project Initiating Member and the Project Non-Initiating Member shall prorate on the best available information, subject to adjustment upon receipt of the final bills. The Company shall apply the proceeds of any closing under this Section 9.3 to the outstanding balance under any unsecured debt of the Company as to which the Sale of the Project(s) may result in an event of default. The Company shall pay all closing costs incurred in connection with the implementation of the selling procedure normally and customarily paid by a seller of a real property interest in the area where the applicable Project(s) is located and the Project Non-Initiating Member shall pay all closing costs incurred in connection with the implementation of the selling procedure normally and customarily paid by a buyer of a real property interest; provided, however, that the Project Initiating Member and the Project Non-Initiating Member shall each pay the fees and expenses of its own legal counsel. The Company shall distribute to the Members the Net Proceeds from Capital Events attributable to the Sale of the Project(s) pursuant to Section 5.1(a).

Section 9.4 Release of Maguire. Notwithstanding anything to the contrary elsewhere in this Agreement, it shall be a condition to (i) any sale, transfer or other disposition of any or all of Maguire’s interest in the Company, (ii) the removal of Maguire MO Manager, LLC (or any other Maguire Affiliate) as Manager of the Company, (iii) the removal of Maguire Macquarie Management, LLC as the Asset Manager of the Company, (iv) any sale, transfer or other disposition of a Project Level Entity, (v) any sale, transfer or other disposition of a Project, and (vi) the removal of Maguire (or any Maguire Affiliate) as Property Manager for any Project (each, a “Control Transaction”), that, from and after the occurrence of such Control Transaction, Maguire and its Affiliates shall be released from all further obligations relating to periods after the Control Transaction under:

(a) in the case of clause (i), (ii) or (iii) above, all indebtedness of the Company or any of its subsidiaries, all indebtedness secured by any assets of the Company or any of its subsidiaries, and any guaranty, indemnity, obligation or similar arrangement with respect to any of such indebtedness;

(b) in the case of clause (iii) above, all indebtedness of such Project Level Entity, all indebtedness secured by any assets of such Project Level Entity, and any guaranty, indemnity, obligation or similar arrangement with respect to any of such indebtedness; and

(c) in the case of clause (iv) or (v) above, all indebtedness of the Project Level Entity that owns such Project, all indebtedness secured by such Project or any other assets of such Project Level Entity, and any guaranty, indemnity, obligation or similar arrangement with respect to any of such indebtedness.

Maguire may waive the foregoing condition, but shall not be obligated to effect, or acquiesce with respect to, any Control Transaction, and no Control Transaction shall take effect,

unless and until Maguire has concluded, to its reasonable satisfaction, that this condition has been satisfied. In order to satisfy itself in this regard, Maguire shall be entitled to request and review any and all documentation that reasonably relate to the foregoing release. Without the Consent of Maguire, which may be withheld in its reasonable discretion, indemnification shall not be an adequate substitute for the foregoing release. This Section 9.4 shall not be deemed to require a release with respect to any indebtedness, guaranty, indemnity, obligation or similar arrangement unless Maguire or one of its Affiliates is obligated with respect thereto pursuant to a written agreement, instrument or other document,

Section 9.5 Release of MOF. Notwithstanding anything to the contrary elsewhere in this Agreement, it shall be a condition to (i) any sale, transfer or other disposition of any or all of MOF’s interest in the Company, (ii) any sale, transfer or other disposition of a Project Level Entity, and (iii) any sale, transfer or other disposition of a Project (each, a “MOF Control Transaction”), that, from and after the occurrence of such MOF Control Transaction, MOF and its Affiliates shall be released from all further obligations relating to periods after the MOF Control Transaction under:

(a) in the case of clause (i) above, all indebtedness of the Company or any of its subsidiaries, all indebtedness secured by any assets of the Company or any of its subsidiaries, and any guaranty, indemnity, obligation or similar arrangement with respect to any of such indebtedness;

(b) in the case of clause (ii) above, all indebtedness of such Project Level Entity, all indebtedness secured by any assets of such Project Level Entity, and any guaranty, indemnity, obligation or similar arrangement with respect to any of such indebtedness; and

(c) in the case of clause (iii) above, all indebtedness of the Project Level Entity that owns such Project, all indebtedness secured by such Project or any other assets of such Project Level Entity, and any guaranty, indemnity, obligation or similar arrangement with respect to any of such indebtedness.

MOF may waive the foregoing condition, but shall not be obligated to effect, or acquiesce with respect to, any MOF Control Transaction, and no MOF Control Transaction shall take effect unless and until MOF has concluded, to its reasonable satisfaction, that this condition has been satisfied. In order to satisfy itself in this regard, MOF shall be entitled to request and review any and all documentation that reasonably relate to the foregoing release. Without the Consent of MOF, which may be withheld in its reasonable discretion, indemnification shall not be an adequate substitute for the foregoing release. This Section 9.5 shall not be deemed to require a release with respect to any indebtedness, guaranty, indemnity, obligation or similar arrangement unless MOF or one of its Affiliates is obligated with respect thereto pursuant to a written agreement, instrument or other document.

Section 9.6 Assignment of Rights. Each Member may assign its rights to purchase under this Article IX to any of its Affiliates.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware applicable to agreements to be performed solely within the State of Delaware.

Section 10.2 No Partition. No Member shall have the right to partition any of the Company’s Projects or interests in any Project nor shall a Member make application to any court or authority to commence or prosecute any action or proceeding for a partition thereof, and upon any breach of the provisions of this Section 10.2 by a Member, the other Members shall be entitled to a decree or order restraining or enjoining such application, actions, or proceedings in addition to all other rights and remedies afforded by law or equity.

Section 10.3 Binding Provisions. The covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the respective parties hereto. No other Person shall have any rights or remedies hereunder.

Section 10.4 Complete Agreement: Amendment. This Agreement, together with each of the Exhibits, which are incorporated as if expressly set forth herein, constitutes the entire agreement between the parties and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof, and neither party shall be bound by nor charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or its Exhibits. This Agreement may not be amended, altered or modified except by a writing signed by all the Members.

Section 10.5 Confidentiality and Nondisclosure. Unless otherwise agreed to in writing, all confidential information which shall have been furnished or disclosed by the Company or a Member to any other Member or the Manager pursuant to this Agreement or the negotiations leading to this Agreement that has been furnished prior to the execution of this Agreement or is hereafter furnished, and is identified in writing as confidential shall be held in confidence and shall not be disclosed to any Person other than their respective Affiliates, employees, directors, trustees, legal counsel, accountants or financial advisers (including those of their respective Affiliates) with a need to have access to such information, except as reasonably necessary or prudent (in the good faith judgment of the Company, applicable Member or the Manager) to comply with any disclosure obligations under any foreign, federal or state securities laws or the rules of any securities exchange on which the securities of a Member orthe Manager or one of their Affiliates are listed or as otherwise required by law. The obligations of this Section do not apply to information that (a) is or becomes part of the public domain without a breach by a Member or Manager of this Section 10.5, (b) is disclosed by the disclosing party to third parties without restrictions on disclosure or (c) is received by the receiving party from a third party without knowledge by the receiving party of a breach of a nondisclosure obligation by such third party. In addition to the foregoing, each Member (and each employee, representative, or other agent of such Member or its applicable Affiliate) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (i) the Company and (ii) any transactions described herein, and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure. The authorization in the preceding sentence is not intended to apply to any other information unrelated to the tax treatment and tax structure of the Company including, without limitation, (A) any portion of any documents or related materials to the extent not related to the tax treatment or tax structure of the Company, (B) the existence or status of any negotiations unrelated to the tax issues, (C) any pricing or financial information, except to the extent such pricing or financial information is related to the tax treatment or tax structure of the Company, or (D) any other term or detail not relevant to the tax treatment or tax structure of the Company.

Section 10.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties may not have signed the same counterpart.

Section 10.7 Fees and Commissions. Except (i) payments to Deutsche Bank by Maguire, (ii) payments to Secured Capital Corporation by Maguire in connection with a Financing on the Cerritos Project, and (iii) as may be separately disclosed in writing to the other Member, each Member hereby represents and warnints that, as of the date of this Agreement, there are no known claims for brokerage or other commissions or finder’s or other similar fees in connection with the transactions covered by this Agreement insofar as such claims shall be based on actions, arrangements or agreements taken or made by or on such Member’s behalf, and each Member hereby agrees to indemnify and hold harmless the other Members from and against any liabilities, costs, damages and expenses from any party making any such claims through such Member.

Section 10.8 Execution of Other Documents. Each party agrees to do all acts and things and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the purposes, terms and provisions of this Agreement.

Section 10.9 Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions of this Agreement are determined to be illegal or invalid and contrary to any existing or future law, such illegality or invalidity shall not impair the operation of, or affect, those portions of this Agreement that are legal and valid.

Section 10.10 Waiver. No consent or waiver, express or implied, by a Member to or of any breach or default by the other Member in the performance by such other Member of its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Member of any other obligations of such other Member under this Agreement. Failure on the part of a Member to complain of any act or failure to act of the other Member or to declare the other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights under this Agreement. The giving of Consent by a Member in any one instance shall not limit or waive the necessity to obtain such Member’s Consent in any future instance. Except as otherwise expressly set forth in this Agreement, a matter that is neither approved nor disapproved within the time period set forth in this Agreement for such approval or disapproval to be given shall be deemed disapproved by the non-responding party.

Section 10.11 Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; and the singular shall include the plural and vice versa. Titles of Articles and Sections are for convenience only, and neither limit nor amplify the provisions of this Agreement itself. Unless the context otherwise requires, reference to Articles, Sections and Exhibits refer to Articles, Sections and Exhibits to this Agreement. The use of the word “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” or “but-not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. If any deadline falls on a day that is not a Business Day, the deadline shall be the first (1st) Business Day thereafter.

Section 10.12 Equitable Remedies. Any Member shall, in addition to all other rights provided in this Agreement or as may be provided by law, and subject to the limitations set forth in this Agreement, be entitled to all equitable remedies, including those of specific performance and injunction, to enforce such Member’s rights under this Agreement,

Section 10.13 Remedies Cumulative. Each right, power, and remedy provided for in this Agreement or now or hereafter existing under law or equity shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided fotin this Agreement or now or hereafter existing under law or equity, and the exercise or beginning of the exercise or the forbearance of exercise by any party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such party of any or all of such other rights, powers, or remedies.

Section 10.14 Notices. Notification shall be sent as follows:

If to Maguire, the Manager or the Asset Manager, to:

c/o Maguire Properties, L.P.

1733 Ocean Avenue

4th Floor

Santa Monica, CA 90401

Attention: Mr. Robert F. Maguire, III, Chairman and CEO

Email: rob.maguire@maguireproperties.com

Facsimile: 1-213-553-5100

and

Attention: Mr. Mark T. Lammas, Executive Vice President

Email: mark.lammas@maguireproperties.com

Facsimile: 1-213-553-5198

With copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 S. Grand Ave., #3400

Los Angeles, CA 90071

Attention: Rand April

Email: rapril@skadden.com

Facsimile: 1-213-687-5600

If to MOF, to:

Macquarie Office Trust

c/o Macquarie Real Estate, Inc.

One North Wacker Drive, 9th Floor

Chicago, Illinois 60606

Attention: Kristin Marsilje

Email: kristin.marsilje@macquarie.com

Facsimile: 1-312-499-8686

With copies to:

Macquarie Office Trust

c/o Macquarie Office Management

Level 13, No. 1 Martin Place

Sydney, Australia NSW 2000

Attention: Jill Rikard-Bell

E-mail: jill.rikard-bell@macquarie.com

Facsimile: 61-2-8232-6510

and

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

Attention: Bruce L. Gelman

E-mail: bgelman@mayerbrown.com

Facsimile: 1-312-701-7711

See also the definition of “Notification.”

Section 10.15 Construction. This Agreement has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against either party is not applicable and is waived.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Maguire Member:	MAGUIRE PROPERTIES, L.P., a Maryland limited partnership

	By:	Maguire Properties, Inc., a Maryland corporation, its general partner

	By:	/s/ MARK T. LAMMAS
	Name:	Mark T. Lammas
	Its	Executive Vice President

Macquarie Member:	MACQUARIE OFFICE II LLC, a Delaware limited liability company

	By:	Macquarie Office (US) Corporation, a Maryland corporation, its member

	By:	/s/ PAUL SORENSEN
	Name:	Paul Sorensen
	Its	Vice President

	By:	Macquarie Office (US) No 2 Corporation, a Minnesota corporation, its member

	By:	/s/ PAUL SORENSEN
	Name:	Paul Sorensen
	Its	Vice President

Manager:	MAGUIRE MO MANAGER, LLC, a Delaware limited liability company

	By:	Maguire Properties Services, Inc., a Maryland corporation, its sole member

	By:	Maguire Properties, L.P., a Maryland limited partnership, its sole member

	By:	Maguire Properties, Inc., a Maryland corporation, its general partner

	By:	/s/ MARK T. LAMMAS
	Name:	Mark T. Lammas
	Its	Executive Vice President

Asset Manager	MAGUIRE MACQUARIE MANAGEMENT, LLC, a Delaware limited liability company

	By:	Maguire MO Manager, LLC, a Delaware limited liability company, its manager

	By:	Maguire Properties Services, Inc., a Maryland corporation, its sole member

	By:	Maguire Properties, L.P., a Maryland limited partnership, its sole member

	By:	Maguire Properties, Inc., a Maryland corporation, its general partner

	By:	/s/ MARK T. LAMMAS
	Name:	Mark T. Lammas
	Its	Executive Vice President